Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is between ASTRONICS CORPORATION, a corporation organized under the laws of New York (“Buyer”), PECO, INC., a corporation organized under the laws of the state of Oregon, USA (“Company”), and the shareholders of the Company identified on the signature page (collectively, “Sellers”).

Section 1. DEFINITIONS

Unless defined elsewhere in this Agreement, capitalized terms used in this Agreement will have the meanings ascribed to them in the attached Appendix A.

Section 2. SHARES

At the Closing, Sellers will sell the Shares to Buyer and Buyer will buy the Shares from Sellers.

Section 3. PURCHASE PRICE

Purchase Price. The purchase price for the Shares (the “Purchase Price”) is One Hundred Thirty-Six Million Dollars US ($136,000,000.00), less unpaid Indebtedness, less unpaid Sellers Transaction Expenses, as adjusted in accordance with Section 3.3.

Payment. Subject to Section 3.3, Buyer will pay the Purchase Price as follows:

(a) at the Closing, Buyer will pay the Purchase Price less the Holdback Amount by cashier’s check or wire transfer of immediately available funds to the Sellers’ Representative, from which each Seller shall receive such Sellers’ Pro Rata Percentage, subject to the provisions of Section 19.19(a)(6) (reserves for future expenses).

(b) Buyer shall hold back from the Purchase Price the sum of Seven Million Dollars ($7,000,000) (the “Holdback Amount”) until the Holdback Amount Release Date on which date the Holdback Amount less any indemnity payments due to Buyer in accordance with the provisions of Sections 3.2(c), 14.2 and 14.3 and less the amount of all pending Buyer’s claims for indemnification and /or payment under Sections 3.2(c), 14.2 and 14.3 shall be released to the Sellers’ Representative. At the Closing, Buyer shall pay the Holdback Amount to the Escrow Agent, who shall hold such funds in escrow pursuant to the terms of this Agreement and the Environmental Escrow Agreement.

(c) Buyer shall hold back from the Purchase Price an additional sum of Five Million Dollars ($5,000,000) (the “Environmental Holdback Amount”) to be used by Buyer and the Company to address costs associated with the Pre-Closing Environmental Liabilities as described in Section 11.4. The Environmental Holdback Amount shall be released in accordance with the provisions of Section 11.4 and the Environmental Escrow Agreement. Notwithstanding anything to the contrary in this Agreement, should the Environmental Holdback Amount be completely exhausted prior to the release of the Holdback Amount, Buyer shall have the ability to offset costs associated with the Pre-Closing Environmental Liabilities against the Holdback Amount.

Working Capital Adjustment.

(c) If the Company’s Closing Working Capital exceeds the Company’s Target Working Capital by more than $100,000:

(1) the Purchase Price for the Shares will be increased by the Working Capital Adjustment Amount on a dollar for dollar basis, and

(2) Buyer will promptly deliver to Sellers’ Representative a certified check or wire transfer in the amount of the Working Capital Adjustment Amount.

(d) If the Company’s Closing Working Capital is less than the Company’s Target Working Capital by more than $100,000:

(1) the Purchase Price for the Shares will be decreased by the Working Capital Adjustment Amount on a dollar for dollar basis, and

(2) Sellers’ Representative will promptly deliver to Buyer a certified check or wire transfer in the amount of the Working Capital Adjustment Amount.

Working Capital Adjustment Procedure.

(e) Within 60 days after the Closing Date, Buyer will deliver to Sellers’ Representatives the Buyer’s calculation of the Company’s Closing Working Capital, together with a copy of the Closing Date Balance Sheet. The Closing Date Balance Sheet:

(1) will fairly present the assets and liabilities of the Company as at the Closing Date, excluding the unpaid Indebtedness and unpaid Sellers Transaction Expenses that were either deducted from the Purchase Price or paid with proceeds of the Purchase Price at Closing;

(2) subject to the provisions of Section 4.7, will be prepared in a manner consistent with the preparation of the Financial Statements; and

(3) will be prepared from the books and records of the Company as consistently and historically maintained.

(f) If Sellers’ Representative fails to object in writing to Buyer’s calculation of the Company’s Closing Working Capital within 30 days after the delivery of the Closing Date Balance Sheet, Buyer’s calculation will be binding on the parties and used to compute the Working Capital Adjustment Amount.

(g) If Sellers’ Representative objects in writing to Buyer’s calculation of the Company’s Closing Working Capital within 30 days after the delivery of the Closing Date Balance Sheet, and if the parties are unable to agree on the Company’s Closing Working Capital within 30 days after the delivery of Sellers’ objection:

(1) the parties will submit all issues remaining in dispute to an independent public accountant (the “Independent Accountant”) to be selected by the parties within 30 days after Buyer’s receipt of Sellers’ written objection. If the parties cannot agree upon a single Independent Accountant during such period, then each party shall designate its own independent public accountant who shall then confer among themselves and they shall then designate an Independent Accountant to resolve the dispute;

(2) the Independent Accountant shall consider only those items (2) and amounts in Buyer’s and the Sellers’ Representative’s respective determinations of the Company’s Closing Working Capital that are identified as being items and amounts to which Buyer and the Sellers’ Representative have been unable to agree. In resolving any such disputed item or amount, the Independent Accountant may not assign a value to any item or amount that is higher than the highest value for such item or amount claimed by either party or lower than the lowest value for such item or amount claimed by either party;

(3) each of Sellers’ Representative and Buyer will furnish the Independent Accountant with any documents and information that the Independent Accountant may request;

(4) each of Sellers’ Representative and Buyer may present to the Independent Accountant any additional documents and information relating to the disputed issues;

(5) the Independent Accountant’s resolution of the disputed issue will be binding on the parties and used to compute the Company’s Closing Working Capital and the Working Capital Adjustment Amount; and

(6) each of Sellers’ Representative and Buyer will pay 50% of the Independent Accountant’s fees, costs, and expenses.

Section 4. REPRESENTATIONS AND WARRANTIES OF SELLERS

Except for the express representations and warranties in this Agreement, Sellers expressly exclude all warranties with respect to the Transaction, express and implied. Except as disclosed in Schedule 4 (“Seller’s Disclosure Schedule”) or in any other schedule hereto, Sellers represent and warrant to Buyer as follows:

Status and Organization.

(a) The signature page sets forth the name of each Seller;

(b) The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. The Company is not currently registered as a foreign corporation in any other state, nor does the character or location of the assets owned, leased or operated by it or the nature of the business conducted by it require such registration as a foreign corporation. Sellers have delivered to Buyer complete and accurate copies of the Articles of Incorporation and Bylaws of the Company as of the date of this Agreement.

Authority. Sellers have full power and authority to sign and deliver this Agreement and the other Transaction Documents to which they are party and to perform all of their obligations under this Agreement and such Transaction Documents. The Company has full corporate power and authority to conduct the Company’s business as it is now being conducted, to own and use the Company’s assets, and to perform all of the Company’s obligations under its contracts and contractual commitments.

Binding Obligation. The Transaction Documents executed by Sellers will, when delivered to Buyer, constitute the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

No Conflicts. The signing and delivery of the Transaction Documents by Sellers and, if applicable, by the Company and the performance by Sellers of all of their obligations contemplated thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, payment or acceleration) under, or result in the creation of any Lien on any of the properties or assets of the Company under:

(c) the Articles of Incorporation or Bylaws of the Company;

(d) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (d) below, any Contract to which any Seller or the Company is a party; or

(e) subject to obtaining and making any of the approvals, consents, notices and filings referred to in paragraph (d) below, any Law or Governmental Order applicable to the Company or any Seller or by which any of his, her or its properties or assets may be bound; or

(f) require the prior consent, authorization, approval of, or filing with, or notice to, any Person, including but not limited to any governmental body, except for: (i) consent required by the change in control provisions set forth in the Company’s contracts with The Boeing Company and Mitsubishi Heavy Industries, Ltd., (ii) the registration requirements with the State Department’s Directorate of Defense Trade Controls to remain compliant with International Traffic in Arms Regulations (“ITAR”), and (iii) required filings and expiration of applicable waiting periods under the HSR Act.

Capitalization.

(g) Appendix B sets forth:

(1) the number of authorized shares of the Company’s capital stock;

(2) the name of each record and owner of all Shares; and

(3) the number of Shares owned by each record owner.

(h) There are no outstanding or authorized Rights or other equity interest in the Company pursuant to which the Company is or may become obligated to issue, deliver or sell, or cause to be issued, delivered or sold, stock or other equity interest in the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any stock or other equity interest in the Company;

(i) All of the issued and outstanding equity securities of the Company were issued in compliance with applicable securities laws;

(j) All of the issued and outstanding shares of the Company were validly issued and are fully paid and nonassessable;

(k) There are no agreements or commitments to which any Seller or the Company is a party or by which any of them are bound to (i) repurchase, redeem or otherwise acquire any outstanding equity securities or voting interest in the Company or any other Person, other than the Buy-Sell Agreement, including amendments thereto, among the Sellers and Company, or (ii) vote or dispose of any shares or other equity or voting interest in the Company, except for revocable proxies authorized from time to time by one or more Sellers; and

(l) There are no irrevocable proxies or voting agreements with respect to any Shares.

Title to Shares. Sellers have good title to the Shares, free from all Liens.

Financial Statements. The Company has delivered to Buyer true and complete copies of the financial statements of the Company listed on Schedule 4.7 (the “Financial Statements”). The Financial Statements:

(m) consist of the audited balance sheets of the Company as of December 31, 2011 and 2012 and the related statements of income for the two (2) years ended December 31, 2011 and 2012 and (ii) the unaudited balance sheet of the Company as at February 28, 2013 and the related unaudited statements of income for the two (2) months then ended (the unaudited balance sheet of the Company as at February 28, 2013, is hereinafter referred to as the “Interim Balance Sheet”).

(n) have been prepared in accordance with GAAP, except, with respect to the Interim Balance Sheet and the related unaudited statements of income for the two (2) months ended February 28, 2013, for the absence of notes and normal year-end audit adjustments.

(o) fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Company as at the dates and as of the periods specified;

Books and Records. The books of account and records of the Company:

(p) are complete and accurate in all material respects;

(q) represent actual, bona fide transactions; and

(r) have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal accounting controls.

Real Property. Except as otherwise set forth on Schedule 4.9, the Company does not currently and has never owned any real property. Schedule 4.9 sets forth a true and complete list of each lease or sublease relating to the use or occupancy of the Leased Real Property (the “Leases”). Each Lease is in full force and effect, and with respect to each Lease (i) all rents and additional rents due to date on the Lease have been paid; (ii) the Company is not in material default thereunder; (iii) no waiver of the Company’s obligations under the Lease has been granted by the lessor, and (iv) to the Knowledge of the Sellers, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would give rise to a right of termination by the lessor under such Lease or give rise to any material liability of the Company under such Lease.

Tangible Personal Property.

(s) Schedule 4.10 sets forth (i) a true and complete list of each item of Tangible Personal Property owned by the Company having a book value in excess of $50,000 and (ii) a true and complete list of each item of Tangible Personal Property leased by the Company having an annual rental in excess of $100,000. Except as set forth in Schedule 4.10, there is no Tangible Personal Property with a book value in excess of $50,000 used by the Company other than the Tangible Personal Property reflected in the Initial Balance Sheet or thereafter acquired, except for Tangible Personal Property disposed of by the Company in the Ordinary Course of Business since the date of the Initial Balance Sheet;

(t) the Tangible Personal Property, taken as a whole, has been properly maintained and is in reasonable working order and adequate for its intended use, ordinary wear and tear and normal repairs and replacements excepted; and

(u) all of the Tangible Personal Property of the Company is in the Company’s possession at the Leased Real Property, except for certain assets in the possession of overseas suppliers as set forth on Schedule 4.10, and except as set forth on Schedule 4.10, there is no Tangible Personal Property used by the Company located at the Leased Real Property which is not owned or leased by the Company.

Inventories.

(v) Schedule 4.11 sets forth all Inventory of the Company as of two business days prior to the date of this Agreement. Except as set forth in Schedule 4.11, (i) the Inventory is in the physical possession of the Company and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien or is held on consignment from others, except for the security interest granted to US Bank National Association;

(w) except as set forth on Schedule 4.11, all of the Inventory reflected on the Initial Balance Sheet (net of (b) reserves for excess and obsolete Inventory as reflected thereon) is useable and salable by the Company in the Ordinary Course of Business; and

(x) all of the Inventory that was purchased by the Company after the date of the Initial Balance Sheet was purchased in the Ordinary Course of Business at market prices.

Accounts Payable and Accounts Receivable.

(y) Schedule 4.12 sets forth a true and complete list of the accounts receivable and accounts payable of the Company as of two business days prior to the date hereof.

(z) Except with respect to the accounts payable and accounts receivable related to the TriMet Light Rail Condemnation Project, each account payable and account receivable that required to be set forth on Schedule 4.12 represents a valid obligation arising from sales actually made or services actually performed by the Company or by its vendors in the Ordinary Course of Business, and all of such accounts receivable (less any provision or reserve recorded on the Initial Balance Sheet or in Schedule 4.12) are collectible in full, without any setoff or counterclaim, in the Ordinary Course of Business and in any event not later than one hundred (120) days after the Closing Date.

(aa) Except as set forth in Schedule 4.12, the accounts payable do not include any amounts owing from the Company with respect to personal property acquired by the Company in connection with the relocation of a portion of its West Plant facilities resulting from the TriMet condemnation for which the Company has already received payment; and

(bb) any reserve for uncollectible accounts receivable shown on the Initial Balance Sheet is adequate and calculated in a manner consistent with past practice and the Financial Statements.

Intellectual Property.

(cc) Schedule 4.13(a) sets forth a true and complete list of (i) all issuances and registrations of Intellectual Property owned by or issued to the Company, (ii) each pending application therefor by the Company and (iii) each license, sublicense or other agreement which the Company has granted to any third party with respect to any of its Intellectual Property. Each such issuance, registration and application has been duly and validly registered in, filed in or issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names, in the appropriate jurisdictions in the United States. Except as set forth on Schedule 4.13(a), (i) each such registration, issuance and application (A) has not been abandoned, canceled or terminated, (B) has been maintained effective by all requisite filings, renewals and payments and (C) remains in full force and effect as of the Closing Date and (ii) with respect to each item of Intellectual Property required to be identified in Schedule 4.13(a): (A) the Company possesses all right, title and interest in and to the item, free and clear of any Liens or licenses, (B) the item is not subject to any outstanding Governmental Order, (C) no Proceeding is pending or, to the Knowledge of the Sellers, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (D) other than routine indemnities given to distributors, sales representatives, dealers and customers, the Company has no current obligations to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(dd) Schedule 4.13(b) sets forth a true and complete list of each item of Intellectual Property that any third party owns and that the Company uses pursuant to a license, sublicense or other agreement (other than commercially available off-the-shelf licenses or embedded software). The Sellers have delivered to Buyer true and complete copies of all such licenses, sublicenses and other agreements (as amended to date). Except as set forth on Schedule 4.13(b), with respect to each item of Intellectual Property required to be identified in Schedule 4.13(b): (i) each license, sublicense or other agreement covering the item is enforceable against the Company and, to Seller’s Knowledge, the other party or parties thereto and, following the Closing, will continue to be enforceable on substantially similar terms and conditions, (ii) neither the Company nor, to the Knowledge of the Sellers, any other party to a license, sublicense or other agreement is in breach or default, and, to the Knowledge of the Sellers, no event has occurred which, with notice or lapse of time, would reasonably be expected to constitute a breach or default or permit early termination, modification or acceleration thereunder, (iii) neither the Company nor, to the Knowledge of the Sellers, any other party to a license, sublicense or other agreement has repudiated any provision thereof, (iv) to the Knowledge of the Sellers, the underlying item of Intellectual Property is not subject to any outstanding Governmental Order, (v) no Proceeding is pending or, to the Knowledge of the Sellers, threatened against the Company which challenges the legality, validity, enforceability or use of the underlying item of Intellectual Property and (vi) the Company has not granted any sublicense or similar right with respect to any license, sublicense or other agreement.

Sufficiency of Assets. Except for certain assets identified in Schedule 4.14, which are in the process of being relocated, ordered, installed, and tested in connection with the TriMet Light Rail Project, the assets of the Company constitute all of the assets necessary to conduct the Company’s business as it is now being conducted.

Title to Assets. Except for certain fixtures conveyed to TriMet in connection with the TriMet Light Rail Project identified in Schedule 4.15, the Company has good title to its assets, free from all Liens. Immediately before the Closing, the Company will have good title to its assets, free from all Liens except Permitted Closing Encumbrances.

Taxes.

(ee) The Company has delivered to Buyer (i) a true and complete copy of each Tax return and report filed by the Company during the 3-year period immediately prior to the date of this Agreement, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any Governmental Authority relating to Taxes due from or with respect to the Company and (iii) any closing agreements entered into by the Company with any Governmental Authority in each case existing on the date hereof.

(ff) The Company has filed on a timely basis all Tax returns and reports required to be filed by Law, including all foreign bank account reporting requirements.

(gg) The Company’s filed Tax returns and reports are complete and accurate.

(hh) The Company has paid, or made provision for the payment of, all Taxes that have become due for all periods; has complied with all Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over by it.

(ii) No Governmental Authority has asserted, or informed any Seller or the Company that it intends to assert, any deficiency in the payment of any Taxes by the Company.

(jj) No filed Tax return of the Company is currently being audited except for the recent audit of the 2010 U.S. federal Tax return; and there is no other audit, Proceeding, examination or similar claim that has been commenced or is presently pending or, to the Knowledge of the Sellers, threatened with respect to any Taxes or Tax return of the Company. The 2010 federal Tax audit of the Company was closed without any penalties or adjustments, and the Company received a “no change report” from the IRS.

(kk) The Company has not been given or been requested to give a waiver or an extension of any statute of limitations relating to the payment of any Taxes, including any Tax assessment or deficiency.

(ll) The Company is not a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar Tax agreement that may require the Company to make any payment of any kind.

(mm) The Company has no liability for any Taxes of any other Person, other than obligations for real property Taxes pursuant to the Company’s Leases.

(nn) No written claim has been made by any Governmental Authority within the last six years in a jurisdiction where the Company does not file a Tax return that the Company is or may be subject to taxation in that jurisdiction.

(oo) The Company is not presently, and has never previously been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(pp) The Company has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method.

(qq) the Company is not a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(rr) The Company has made a valid S corporation election under the Code, effective for the Tax year of the Company beginning July 1, 1987 and continuing in full force and effect through the date hereof; and the Company has not had any ineligible shareholders that would disqualify or adversely affect such election.

No Undisclosed Liabilities. The Company has no liabilities, obligations or Indebtedness of any kind, whether absolute, accrued, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or secured or unsecured, except for:

(ss) liabilities, obligations or Indebtedness reflected or reserved against on the Company’s audited financial statements for the year ended December 31, 2012;

(tt) liabilities incurred in the Ordinary Course of Business since the date of the Initial Balance Sheet (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of law);

(uu) future liabilities under Contracts that do not arise out of or result from any breach of contract, breach of contractual warranty, tort, infringement or violation of law by the Company; and

(vv) the environmental liabilities referred to in Schedule 4.28 and Section 11.4.

No Material Adverse Change. Except for cash distributions to the Company’s shareholders and Employees and bonus payments since the date of the Initial Balance Sheet, no material adverse change in the financial condition of the Company has occurred. Sellers have no Knowledge of any facts or circumstances that will likely result in a material adverse change in the financial condition of the Company since the date of the Initial Balance Sheet.

No Other Changes. Since the date of the Initial Balance Sheet:

(ww) the Company has conducted the Company’s business only in the ordinary course of the Company’s business, except for the condemnation of a portion of its West Plant facility in connection with the TriMet Light Rail Project;

(xx) no change in the ownership of any equity securities of the Company has occurred;

(yy) the Company has not issued, sold, or bought any securities of the Company or Rights;

(zz) the Company has not become a party to any agreement, and has not become subject to any Law or Governmental Order, that requires or may require the Company to issue, sell, or buy any securities of the Company or Rights;

(aaa) the Company has not amended or restated its articles of incorporation or bylaws;

(bbb) the Company has not changed its accounting methods;

(ccc) no material loss or damage has occurred with respect to any asset of the Company with a fair market value over $50,000, whether or not the loss or damage is covered by insurance;

(ddd) except as set forth in Schedule 4.19, the Company has not sold, leased, transferred, waived any right with respect to, or otherwise disposed of any asset with a value of more than $100,000 other than inventory in the Ordinary Course of Business;

(eee) the Company has not increased the salary, bonus payments, benefits, or other compensation of any director, officer, or employee, other than in the Ordinary Course of Business;

(fff) no Employee Plan has been adopted, amended, or terminated, and the Company has not withdrawn from any Employee Plan;

(ggg) except as set forth in Schedule 4.19, the Company has not entered into any agreement, contract, lease or license involving more than $100,000, except for purchase orders and sales orders entered into in the Ordinary Course of Business;

(hhh) except as set forth in Schedule 4.19, the Company has not accelerated, terminated, modified or cancelled any Contract involving more than $100,000 (or had any other party thereto take such action);

(iii) the Company has not granted any Lien on any of its assets;

(jjj) except as set forth in Schedule 4.19, the Company has not made any capital expenditures or commitments therefor involving more than $100,000 individually or $1,000,000 in the aggregate;

(kkk) the Company has not received any written notice from any customer with respect to any warranty claims, termination of contracts or purchase orders, or disputes as to amounts involving more than $100,000;

(lll) except as set forth in Schedule 4.19, the Company has not entered into or amended any joint venture, partnership, strategic alliance, co-marketing, joint development or similar agreement; and

(mmm) the Company has not entered into any contract or otherwise committed or agreed, whether or not in writing, to do any of the foregoing.

Contracts.

(nnn) Schedule 4.20 sets forth a true and complete list of all Contracts involving more than $100,000 annually. Except as set forth in Schedule 4.20, each Contract is in full force and effect and there exists no (i) default or event of default by the Company or, to the Knowledge of the Sellers, any other party to any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company thereto or, to the Knowledge of the Sellers, any other party thereto, with respect to any material term or provision of any such Contract.

(ooo) Except as set forth on Schedule 4.20, the Company is not a party to any Contract with any customer where the cost of completion of such Contract would be reasonably expected to exceed the balance of monies to be paid by a customer or other Person to the Company under such Contract.

(ppp) No Contract to which the Company is presently a party contains a “change-of-control” or similar provision that will require the Company to obtain the consent of any Person before the Closing, other than its contracts with The Boeing Company and Mitsubishi Heavy Industries, Ltd. and which consents will be obtained by Sellers prior to Closing.

Insurance.

(qqq) The Company has delivered to Buyer a complete and accurate copy of each insurance policy that has provided coverage to the Company during the 5-year period before the date of this Agreement and each insurance policy that provides coverage for environmental contamination.

(rrr) To Sellers’ Knowledge,

(1) the insurance policies that provide coverage to the Company (i) are in full force and effect, except for insurance policies that have been renewed, replaced, bought-out or are occurrence-based policies that are not currently in force but may provide coverage for occurrences more than three (3) years ago; (ii) provide adequate insurance coverage for all risks normally insured against by a Person carrying on a similar business in a similar location, and for any other risks to which the Company is normally exposed; and (iii) are sufficient to comply with all material Contracts to which the Company is a party;

(2) the Company has complied with the terms and conditions of each insurance policy in all material respects, including the payment of all premiums;

(3) no act, circumstance, condition or event has occurred or exists that is reasonably likely to result in the Company’s failure to comply with the terms and conditions of any applicable insurance policy or entitle any insurer to terminate or cancel such policies; and

(4) the Company has not received any notice of cancellation or non-renewal of any of the insurance policies that are in full force and effect and provide coverage to the Company.

Compliance With Laws. Except as otherwise provided on Schedule 4.22:

(sss) the Company is in compliance with all applicable Laws, Governmental Orders and Permits, except for such non-compliance that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Company;

(ttt) no act, circumstance, condition or event has occurred or exists that will likely result in the Company’s failure to comply in all material respects with the terms and conditions of any applicable Law, Governmental Order or Permit; and

(uuu) during the 3-year period before the date of this Agreement, neither the Sellers nor the Company has received any written notice from any Governmental Authority or other Person regarding any actual, alleged, or potential failure by the Company to comply in any material respect with any applicable Law, Governmental Order or Permit, and to the Knowledge of the Sellers, there are no presently existing facts, circumstances or events which, with notice or lapse of time, would result in the violation in any material respect of any applicable Law, Governmental Order or Permit.

Governmental Authorizations.

(vvv) Schedule 4.23 sets forth a list of each material license, Permit, registration, and other governmental authorization of the Company.

(www) The Company’s governmental authorizations constitute all of the governmental authorizations required to conduct the Company’s business as it is now being conducted.

(xxx) The Company has complied with the material terms and conditions of each governmental authorization of the Company.

(yyy) No act, circumstance, condition or event has occurred or exists that is reasonably likely to result in the Company’s failure to comply with the terms and conditions of any governmental authorization of the Company.

(zzz) Neither the Sellers nor the Company has received any written notice from any Governmental Authority or other Person regarding any actual, alleged, or potential failure by the Company to comply with any governmental authorization of the Company, and to the Knowledge of the Sellers, there are no presently existing facts, circumstances or events which, with notice or lapse of time, would likely result in the violation of any applicable governmental authorization;

(aaaa) No governmental authorization of the Company is subject to a “change-of-control” or similar law or provision that would require a consent or a new registration other than the Company’s FAA and EASA certificates and the ITAR permit and the related registration with the Directorate of Defense Trade Contracts.

Legal Proceedings.

(bbbb) Schedule 4.24 contains a complete list of each Proceeding that is pending or, to Sellers’ Knowledge, threatened against the Company.

(cccc) Except as otherwise provided on Schedule 4.24:

(1) no act, circumstance, condition or event has occurred or circumstances exist that is reasonably likely to result in a Proceeding against the Company; and

(2) no Proceeding listed on Schedule 4.24 could reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Company.

Orders.

(dddd) Schedule 4.25 sets forth a true and complete list of each Governmental Order to which the Company is subject.

(eeee) The Company has complied with the terms and conditions of each Governmental Order to which the Company is subject.

(ffff) No act, circumstance, condition or event has occurred or exists that is reasonably likely to result in the Company’s failure to comply with the terms and conditions of any Governmental Order to which the Company is subject.

(gggg) Neither the Sellers nor the Company has received any notice from any Governmental Authority or other Person regarding any actual, alleged, or potential failure by the Company to comply with the terms and conditions of any Governmental Order to which the Company is subject.

Employees.

(hhhh) Schedule 4.26 contains a true and complete list of each employee of the Company as of the date of this Agreement, including the following information for each employee:

(1) name;

(2) job title;

(3) date of hiring;

(4) current compensation, including base salary and bonuses;

(5) unused personal time off (“PTO”);

(6) service credited for purposes of vesting and eligibility to participate in each applicable Employee Plan.

(iiii) (i) Except for its collective bargaining agreement with Teamsters’ Local Union #305, the Company does not have any obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group, (ii) the Company is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint pending or, to the Knowledge of the Sellers, threatened against the Company before any Governmental Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of the Sellers, threatened against the Company and no material grievance currently being asserted, (iv) the Company has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three (3) years immediately preceding the date of this Agreement and (v) to the Knowledge of the Sellers, there are no pending or, to Sellers’ Knowledge, threatened claims against the Company by any Person for unpaid wages, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation in any material respect of any employment Law.

(jjjj) The Company has classified each individual who currently performs services for or on behalf of the Company as a contractor or employee in accordance with all applicable Laws.

(kkkk) The Company currently uses E-Verify and has on file (i) a valid Form I-9 for each current employee hired by it on or after November 6, 1986 and (ii) copies of Forms I-9 completed by former employees for three years after the date of each such employee’s hire or for one year after the date each such employee’s employment ended, whichever date is later. All of the Company’s employees are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the U. S. Department of Homeland Security or (iv) aliens who have been continually employed by the Company since November 6, 1986. With respect to its employees, the Company has not been the subject of an immigration compliance or employment visit from, nor has it been assessed any fine or penalty by, or been the subject of any Order or directive of, the United States Department of Labor or the U. S. Department of Homeland Security.

Employee Benefits.

(llll) Schedule 4.27 sets forth a true and complete list of each Employee Plan.

(mmmm) Sellers have delivered to Buyer copies of:

(1) each Employee Plan;

(2) all reports relating to each Employee Plan that the Company has filed with any Governmental Authority;

(3) all rulings, determination letters, no-action letters, and advisory opinions relating to each Employee Plan that the Company has received from any Governmental Authority; and

(4) all summary plan descriptions relating to each Employee Plan.

(nnnn) With respect to each Employee Plan:

(1) all contributions that have become due by the Company under the terms and conditions of such Employee Plan have been paid;

(2) Except for the 401(k) audit report required for the 2012 plan year, which is due on October 15, 2013, the Company has filed on a timely basis all reports and descriptions of each Employee Plan required to be filed by applicable Laws;

(3) the Company has paid, or made provision for the payment of, all Taxes payable by the Company as required by such Employee Plan;

(4) the Company has paid all insurance premiums required to be made by the Company for such Employee Plan that have become due;

(5) the Company has not been required to provide security under Section 401(a)(29) of the Code;

(6) the consummation of the Transaction will not result in:

(A) any amendment or termination of any Employee Plan, or the Company’s withdrawal from any Employee Plan;

(B) the payment by the Company or any ERISA Affiliate of any Tax or penalty under Section 511 of the Code, Section 4971 of the Code, Section 4975 of the Code, or Section 502(l) of ERISA;

(C) a violation by the Company or any ERISA Affiliate of Section 406 of ERISA;

(D) the payment by the Company or any ERISA Affiliate of any minimum funding contribution under Section 302 of ERISA or Section 412 of the Code;

(E) the payment by the Company or any ERISA Affiliate of any interest payment under Section 302(e) of ERISA or Section 412(m) of the Code; or

(F) any lien on any property or right of the Company or any ERISA Affiliate imposed under Section 302(f) of ERISA or Section 412(n) of the Code.

(7) neither any Seller nor the Company has received any notice from any Governmental Authority or other Person regarding any actual, alleged, or potential withdrawal liability with respect to such Employee Plan that is a multiemployer plan under Section 4001(3) of ERISA, other than a letter dated December 21, 2012, from the Western Conference of Teamsters Pension Trust with an estimated employer withdrawal liability of approximately $2,414,530, if the Company were to elect to withdraw from the Trust Fund in 2012; and

(8) no Proceeding relating to such Employee Plan is pending or, to Sellers’ Knowledge, threatened against the Company.

Environmental. The Company has provided access to Buyer of true and complete copies of all material environmental reports, audits, studies, analyses, tests, site assessments, risk assessments and other similar documents with respect to the Company’s business or the Real Property or any other real property the Company has ever occupied, controlled, operated or used. Except as otherwise provided on Schedule 4.28:

(oooo) the Company has no liabilities or obligations of any kind (including, but not limited to, those retained or assumed by contract) arising out of or from any Environmental Law or environmental Permit, whether known or unknown, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or secured or unsecured;

(pppp) except for conditions that, either individually or in the aggregate, would not reasonably be expected to result in the Company incurring material liability under Environmental Laws and except in accordance with a valid governmental Permit, license, certificate or approval, (i) there have been no Releases of any Hazardous Substances into the environment by the Company; and, (ii) with respect to any Releases of Hazardous Substances, the Company have given all required notices to Governmental Authorities (copies of which have been made available to Buyer);

(qqqq) no act, circumstance, condition or event has occurred or exists that will likely result in the Company having any liability or obligation of any kind arising out of any Environmental Law or environmental Permit;

(rrrr) the Company is currently in material compliance with all applicable Environmental Laws and environmental Permits, and has not received from any Person any written notice of an Environmental Claim;

(ssss) the Company has obtained, and is in material compliance with, all environmental Permits necessary for the ownership, lease, operation or use of the business, Real Property or assets of the Company;

(tttt) no proceeding listed on Schedule 4.28 will likely result in a material adverse change in the financial condition of the Company; and

(uuuu) neither any Seller nor the Company has received any notice from any Governmental Authority or other Person regarding any actual, alleged, or potential failure by the Company to comply with the terms and conditions of any judgment or order relating to any Environmental Law.

Affiliate Transactions. Except as set forth in Schedule 4.29, (i) there are no Contracts, liabilities or obligations between the Company, on the one hand, and any of its Affiliates on the other hand and (ii) neither the Company nor any of its directors, shareholders, officers or employees possesses, directly or indirectly, any financial interest in, or is a shareholder, director, officer, member, manager or employee of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company; provided however, that it shall not be a violation of this Section 4.29 if any Seller owns less than five percent (5%) of the stock of a publicly held company that is a competitor or potential competitor of the Company.

Suppliers and Customers. Schedule 4.30 sets forth the top ten (10) customers and suppliers of the Company, based on aggregate dollar sales volume, for the period beginning on January 1, 2012 and ending on December 31, 2012. Except as set forth in Schedule 4.30, to the Knowledge of the Sellers, the relationship of the Company with each such supplier and customer is a good commercial working relationship, and no such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company. The Company has not received any written notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise. Except as set forth in Schedule 4.30, no customer of the Company has any re-stocking rights or similar right to return any non-defective products to the Company for reimbursement or credit.

Bank Accounts; Powers of Attorney. Schedule 4.31 sets forth a true and complete list containing (i) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (ii) the names of all Persons, if any, holding general powers of attorney from the Company and a summary statement of the terms thereof.

Product Warranties.

(vvvv) Schedule 4.32 contains a form of each standard product warranty relating to products produced or sold by the Company or services performed by the Company which will be in effect on the Closing Date.

(wwww) To the Knowledge of the Sellers, no material defect exists in any design, materials, manufacture or otherwise in any products designed, manufactured, marketed or sold by the Company during the past five (5) years which could give rise to any material claim.

(xxxx) Except as provided in any of the standard product warranties described in Section 4.32 and as otherwise set forth in Schedule 4.32, the Company has not sold any products or services which are subject to an extended warranty of the Company beyond twelve (12) months and which warranty has not yet expired

(yyyy) To the Knowledge of the Sellers, there are no statements, citations or decisions by any Governmental Authority or any product testing laboratory stating that any product of the Company is unsafe or fails to meet any applicable standards, whether mandatory or voluntary, promulgated by such Governmental Authority or testing laboratory, as the case may be.

Absence of Questionable Payments. The Company has not, nor, to the Knowledge of the Sellers, has any of its shareholders, directors, officers, agents, employees or any other Persons acting on its behalf, (i) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) accepted or received any unlawful contributions, payments, expenditures or gifts or (iv) otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

Export Control Regulations.

(zzzz) Schedule 4.34 contains (i) a true and complete list of all current and active import and export licenses issued by the United States government for the products imported or exported by the Company and for the procurement by the Company of materials related to the manufacture of its products; (ii) a complete and current accounting of licensing exemptions used by the Company for products being imported or exported; and (iii) all export related agreements, including, but not limited to, technical assistance agreements, manufacturing license agreements, distribution and warehousing agreements with any non-U.S. entity for the manufacture of export-controlled designs or for the transfer of technical information between the Company and a non-U.S. Person and (iv) a true and complete list of all voluntary disclosures made, currently in process or proposed for submission to the U.S. Government by the Company with respect to import and export matters.

(aaaaa) To the Knowledge of the Sellers, no current or past violation of the regulations of the United States or of any foreign government as related to the import or export of the products of the Company has occurred.

(bbbbb) The Company has an Export Compliance Program that has been administered in such a manner so as to reasonably assure that the Company is in compliance in all material respects with the U.S. Government regulations regarding the export of commercial and defense related products and technology.

No Brokers or Finders. Sellers have not incurred any liability or obligation – whether contingent or otherwise – for a brokerage commission, a finder’s fee, or any other similar payment in connection with the Transaction except for their financial advisor, Houlihan Lokey. Any transaction fees and expenses owed to Houlihan Lokey in connection with this Transaction will be paid by Sellers.

Section 5. REPRESENTATIONS AND WARRANTIES OF BUYER

Except for the express representations and warranties in this Agreement, Buyer expressly excludes all warranties with respect to the Transaction, express and implied. Buyer represents to Sellers as follows:

Organization. Buyer is a corporation duly organized and validly existing under the laws of New York.

Authority. Buyer has full power and authority to sign and deliver this Agreement and the other Transaction Documents and to perform all of Buyer’s obligations under this Agreement and such Transaction Documents.

Binding Obligation. The Transaction Documents executed by Buyer will, when delivered to Seller, constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

No Conflicts. The signing and delivery of the Transaction Documents by Buyer and the performance by Buyer of all of its obligations contemplated thereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, payment or acceleration) under:

(a) the Articles of Incorporation or Bylaws of Buyer;

(b) any agreement to which Buyer is a party;

(c) any Law or Governmental Order applicable to Buyer or by which any of its properties or assets may be bound; or

(d) require the consent, authorization, or approval of, or any filing with, or notice to, any Person, including but not limited to any Governmental Authority, except for the required filings and expiration of applicable waiting periods under the HSR Act.

Legal Proceedings. No Proceeding is pending or, to Buyer’s Knowledge, threatened against Buyer that:

(e) involves any challenge to or seeks any damages or other relief in connection with the Transaction; or

(f) may have the effect of prohibiting, delaying, or imposing material limitations or conditions on the Closing.

No Brokers or Finders. Buyer has not incurred any liability or obligation – whether contingent or otherwise – for a brokerage commission, a finder’s fee, or any other similar payment in connection with the Transaction.

Investment.

(g) Buyer understands that the Shares are a speculative investment and involve a high degree of risk of loss of Buyer’s investment.

(h) Buyer understands that Buyer may be unable to liquidate Buyer’s investment in the Shares because the Shares are subject to substantial transfer restrictions and because no public market exists for the Shares.

(i) Buyer has the knowledge and experience in financial and business matters necessary to make Buyer capable of evaluating the merits and risks of an investment in the Shares.

(j) Buyer has had the opportunity to ask questions and receive answers concerning the Company and the terms and conditions of the purchase of the Shares, and to obtain any additional information deemed necessary by Buyer to evaluate the merits and risks of an investment in the Shares. Buyer has obtained all of the information desired in connection with the Shares.

(k) Buyer is acquiring the Shares solely for Buyer’s own account, for investment, and not with a view to or for resale in connection with any distribution of the Shares.

(l) Buyer has no oral or written agreement or plan to sell, transfer, or pledge or otherwise dispose of the Shares.

(m) Buyer understands that Buyer must bear the economic risk of owning the Shares for an indefinite period of time.

(n) Buyer understands that the Shares have not been registered under the Securities Act of 1933 or any state securities laws and that the Company is not obligated to register the Shares.

Section 6. COVENANTS OF SELLERS AND COMPANY BEFORE CLOSING

Sellers and Company covenant to Buyer as follows:

Buyer’s Investigation. Until the Closing and upon reasonable advance notice from Buyer, the Company will, during the Company’s regular business hours and in a manner that does not unreasonably interfere with the operation of the Company’s business:

(a) afford Buyer and Buyer’s representatives full and free access to the Company’s personnel, Real Property, contracts, Permits, governmental authorizations, books of account and records, and other data related to the Company;

(b) provide Buyer and Buyer’s representatives with copies of all contracts, governmental authorizations, Permits, books of account and records, and other data related to the Company that Buyer may reasonably request;

(c) permit Buyer and Buyer’s representatives to inspect, test, and survey the Real Property of the Company, and inspect the personal property assets of the Company; and

(d) otherwise cooperate and assist with Buyer’s investigation of the Company and its assets.

Company’s Business. From the date of this Agreement until the Closing:

(e) the Company will conduct the Company’s business only in the Ordinary Course of Business, subject to the TriMet Light Rail Project and the related relocation;

(f) the Company will not issue, sell, or buy any Rights or securities of the Company;

(g) the Company will not become a party to any agreement – and will not become subject to any Law or Governmental Order – that requires or may require the Company to issue, sell, or buy any Rights or securities of the Company;

(h) the Company will not change its accounting methods;

(i) the Company will not increase the compensation of any of its employees or adopt, amend, terminate, or withdraw from any Employee Plan, except for such increases and any amendments of any Employee Plan provided for in the existing collective bargaining agreement of the Company;

(j) Sellers will use Sellers’ best efforts to cause the Company to preserve the Company’s business organization and the Company’s relations and goodwill with the Company’s customers, suppliers, lessors, creditors, employees, agents, and other business relations;

(k) the Company will keep books of account and records that:

(1) are complete and accurate in all material respects;

(2) represent actual, bona fide transactions; and

(3) are maintained in accordance with sound business practices, including the maintenance of an adequate system of internal accounting methods.

(l) the Company will keep the Tangible Personal Property in good repair and operating condition, reasonable wear and tear excepted;

(m) the Company will perform all of the Company’s liabilities and obligations under all Contracts and other agreements and commitments to which the Company is a party;

(n) the Company will maintain the insurance coverage under the applicable policies that provide coverage to the Company as of the date of this Agreement;

(o) the Company will not (i) grant any special conditions with respect to any account receivable other than in the Ordinary Course of Business, (ii) fail to pay any account payable on a timely basis in the Ordinary Course of Business, (iii) make or commit to make any capital expenditures in excess of $100,000 in the aggregate or (iv) start up or acquire any new business or product line which is not similar to or directly complementary to any existing business or product line without the prior written approval of Buyer;

(p) the Company will comply with all applicable Laws and Governmental Orders; and

(q) the Company will not voluntarily take any action which would cause, or voluntarily fail to take any action the failure of which would cause, any representation or warranty of the Sellers set forth in this Agreement to be breached or untrue in any material respect.

Notification. Until the Closing, the Company will promptly notify Buyer if Sellers or the Company obtain Knowledge of:

(r) any material adverse change in the business of the Company;

(s) any material adverse change in the financial condition of the Company;

(t) any material loss or damage with respect to any asset of the Company with a fair market value over $50,000, other than equipment that is being replaced in connection with the TriMet Light Rail Project;

(u) any breach by Sellers of any representation or warranty in Section 4;

(v) the occurrence after the date of this Agreement of any fact or condition that would cause Sellers to commit a breach any representation or warranty in Section 4 if the representation or warranty were made as of the date of the occurrence;

(w) any breach by Sellers or the Company of any covenant in this Section 6;

(x) any communication with a Governmental Authority or Person regarding any prior or ongoing remediation liabilities and obligations or any Environmental Claims related to the Real Property; or

(y) any event that makes the satisfaction of any condition in Section 8 impossible or unlikely.

Financial Statements. Until the Closing, the Company will deliver to Buyer within 20 days after the end of each calendar month the Company’s financial statements for the calendar month. The financial statements:

(z) will fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Company as at the dates and as of the periods specified;

(aa) except as otherwise provided on Schedule 4.7, will have been prepared in accordance with GAAP;

(bb) will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the financial statements; and

(cc) will have been prepared in accordance with the books of account and records of the Company.

Organizational Documents. The Company will not amend or restate its articles of incorporation or bylaws.

Filings and Notices. Sellers and the Company will make all filings and give all notices that Sellers and the Company are required to make and give to close the Transaction. Sellers and the Company will cooperate with Buyer with respect to all filings and notices that Buyer is required to make and give to close the Transaction.

Consents. Sellers and the Company will use commercially reasonable efforts to obtain and to cause the Company to obtain all consents, authorizations, and approvals that Sellers and the Company are required to obtain to close the Transaction. Sellers and the Company will cooperate with Buyer with respect to all consents, authorizations, and approvals that Buyer and the Company are required to obtain to close the Transaction and conduct business immediately after the Transaction.

No Negotiations. Until such time as this Agreement may be terminated pursuant to Section 15, the Sellers will not, and will cause the Company not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, or discuss or negotiate with any Person other than Buyer or its Representatives relating to an acquisition or other disposition of the Shares or any material assets, properties and rights of the Company (other than the sale of products in the Ordinary Course of Business).

Update of Schedules. From time to time prior to the Closing Date, Sellers and/or the Company may provide updates of all Schedules attached hereto to reflect changes thereto, including changes to any representations and warranties set forth in Section 4 as to which no Schedules have been created as of the date hereof but as to which a Schedule would have been required to have been created on or before the date hereof if such changes had existed on the date hereof; provided, however, that to the extent the Sellers or the Company does update any Schedules, the Sellers or the Company will deliver such updated Schedules not less than three (3) days prior to the Closing Date and will provide any additional information with respect to such updated Schedules that Buyer may reasonably request within one (1) day after such request. If any such updated Schedule represents a material adverse change from such Schedule as attached to this Agreement on the date hereof, Buyer may terminate this Agreement in reliance on Section 15.

Distributions of Cash. Prior to Closing, the Company may distribute or dividend its cash to its shareholders, provided, however, that at Closing, the Company will have cash in its accounts in an amount sufficient to cover the amount of all checks written on accounts of the Company on or prior to the Closing Date that have not cleared as of the Closing Date. For avoidance of doubt, the cash in the Company’s accounts will also include deposits that may not have cleared as of the Closing Date.

Conditions. Sellers will use commercially reasonable efforts to cause the conditions in Section 8 to be satisfied.

Cooperation with Financing. To the extent Buyer reasonably requests in connection with the Financing, the Company shall, and shall cause its officers, directors, employees, auditors, attorneys and financial advisors (collectively, “Company Representatives”) to: (i) reasonably cooperate in assisting in the preparation of any bank information memoranda, business projections, customary and reasonably available marketing materials and other information to be used in connection with the syndication of the Financing; (ii) use their respective commercially reasonable efforts to be reasonably available for meetings and due diligence sessions; (iii) cooperate with prospective lenders and their respective advisors in performing their due diligence; (iv) execute and deliver (subject to the occurrence of the Closing) or help procure credit agreements, hedging arrangements, notes, mortgages, pledge and security documents, landlord waivers, estoppels, consents, and approvals and other definitive financing documents or other requested certificates or documents, including documents relating to the payoff of existing Indebtedness and to the release of related Liens; (v) assist prospective lenders in connection with their evaluation of the Company’s current assets, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (vi) take all required corporate action (subject to the occurrence of the Closing) to authorize the Financing on the Closing Date; provided, however, that (A) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company, (B) the Company shall not be required to bear any cost or expense or to pay any fee or make any other payment, other than for reasonable out-of-pocket expenses incidental to cooperation under this Section 6.12 that shall be reimbursed to the Company by Buyer prior to the Closing, and (C) the Company shall have no liability or obligation in connection with the Financing prior to the Closing.

Section 7. COVENANTS OF BUYER BEFORE CLOSING

Buyer covenants to Sellers as follows:

Filings and Notices. Buyer will make all filings and give all notices that Buyer is required to make and give to close the Transaction. Buyer will cooperate with Sellers and the Company with respect to all filings and notices that Sellers and the Company are required to make and give to close the Transaction.

Consents. Buyer will use Buyer’s best efforts to obtain all consents, authorizations, and approvals that Buyer is required to obtain to close the Transaction. Buyer will cooperate with Sellers and the Company with respect to all consents, authorizations, and approvals that Sellers and the Company are required to obtain to close the Transaction.

Conditions. Buyer will use commercially reasonable efforts to cause the conditions in Section 9 to be satisfied.

Financing Matters. Buyer is negotiating various financing options with respect to the acquisition of the Shares. In connection with the negotiation of the definitive financing agreements (the “Definitive Financing Agreements”), (i) Buyer shall keep the Sellers’ Representative reasonably informed of the ongoing status of any such negotiations, and (ii) Buyer shall conduct any such negotiations in good faith. Buyer shall use its commercially reasonable efforts to effect the closing of the financing on the terms set forth in the Definitive Financing Agreements (the “Financing”) as soon as reasonably practicable on or before the Closing Date.

Section 8. CONDITIONS TO BUYER’S CLOSING OBLIGATIONS

Buyer’s obligation to close the Transaction is subject to the satisfaction of the following conditions:

Accuracy of Representations and Warranties. Each of Sellers’ representations and warranties in Section 4 will be true and accurate on and as of the Closing Date as though made on and as of the Closing Date.

Accuracy of Covenants. The Company and the Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;.

Closing Documents. Sellers and Company must have caused the following items to be delivered to Buyer :

(a) the items set forth in Section 10.2;

(b) a certificate signed by the secretary of the Company certifying that the articles of incorporation and bylaws of the Company attached to the certificate are complete and accurate as of the Closing Date;

(c) for each Lien on any asset of the Company on or after the date of this Agreement that is not a Permitted Closing Encumbrance, a release from the applicable secured party; and

(d) a certificate of existence or current status from the Secretary of State of Oregon dated not earlier than 5 days before the Closing Date, certifying as to the existence or current status of the Company.

Consents. The consents, authorizations, and approvals set forth on Schedule 8.4 must have been obtained.

No Legal Proceedings. No Proceeding will be pending or have been threatened against Buyer, any Seller, or the Company that:

(a) involves any challenge to or seeks any damages or other relief in connection with the Transaction;

(b) may have the effect of prohibiting, delaying, or imposing material limitations or conditions on the Closing; or

(c) involves any claim by any Person that the Person has an ownership interest in any equity security of the Company.

No Conflict. The Closing is not in violation of any Law applicable to the parties. No Governmental Order will be in effect as of the Closing Date that prohibits the Closing.

Related Party Indebtedness. All indebtedness owed to the Company by any Seller or by any Related Party of any Seller or the Company will have been paid in full.

HSR Act. All applicable filings under the HSR Act will have been made, and the termination or expiration of all applicable waiting periods under the HSR Act must have occurred.

No Material Adverse Change. Since the date of the Interim Balance Sheet, no material adverse change with respect to the Company will have occurred, either with respect to its assets, financial condition or business.

Escrow Agreement. The parties and Escrow Agent shall have executed and delivered a mutually satisfactory Escrow Agreement under which the Escrow Agent shall hold the Holdback Amount.

Environmental Escrow Agreement. The parties and Escrow Agent shall have executed and delivered a mutually satisfactory Environmental Escrow Agreement under which the Escrow Agent shall hold the Environmental Holdback Amount.

Financing Contingency. The Financing shall have been obtained and fully funded.

Section 9. CONDITIONS TO SELLERS’ CLOSING OBLIGATIONS

Sellers’ obligation to close the Transaction is subject to the satisfaction of the following conditions:

Accuracy of Representations and Warranties. Each of Buyer’s representations and warranties in Section 5 will be true and accurate on and as of the Closing Date as though made on and as of the Closing Date.

Performance of Covenants. Buyer will have performed and complied with each of Buyer’s covenants in Section 7.

Closing Documents. Buyer will have caused the items set forth in Section 10.3 to be delivered to Sellers.

Consents. The consents, authorizations, and approvals set forth on Schedule 9.4 must have been obtained.

No Conflict. No Governmental Order must be in effect as of the Closing Date that prohibits the Closing.

HSR Act. All applicable filings under the HSR Act must have been made, and the termination or expiration of all applicable waiting periods under the HSR Act must have occurred.

Escrow Agreement. The parties and Escrow Agent shall have executed and delivered a mutually satisfactory Escrow Agreement under which the Escrow Agent shall hold Holdback Amount.

Section 10. CLOSING

Closing. The Closing will take place:

(a) at such place as the parties shall mutually agree on the later of:

(1) June 30, 2013; or

(2) five business days after the expiration or termination of the applicable waiting period under the HSR Act, if the HSR Act applies to the Transaction; or

(b) at any other time as may be agreed upon by Buyer and Sellers’ Representative.

Notwithstanding the foregoing, in the event Buyer is unable to consummate and fund the Financing on or prior to June 30, 2013, Buyer may extend the date set forth in Section 10.1(a)(1) above to July 31, 2013 upon delivery to Sellers’ Representative on or prior to June 30, 2013 of (i) prior written notice of such extension and (ii) a written confirmation by Buyer that its executive officers have no actual knowledge of any existing material breach by the Sellers or the Company of any representation and warranty or covenant contained in this Agreement. For the avoidance of doubt, such written confirmation will not be deemed to be a waiver of any of Buyer’s conditions to Closing set forth in Section 8 of this Agreement or preclude Buyer from terminating this Agreement pursuant to Section 15(b) of this Agreement based upon (i) a breach or inaccuracy of any representation or warranty of Sellers contained in this Agreement, (ii) a breach of any covenant by Sellers set forth in this Agreement or (iii) a material adverse change with respect to the Company, in any case that either (i) has occurred on or after the delivery by Buyer of such written confirmation or (ii) was not actually known by Buyer’s executive officers at the time of delivery by Buyer of such written confirmation.

Obligations of Sellers. Sellers will deliver the following items to Buyer at the Closing:

(c) all share certificates representing the Shares, together with one or more stock powers or assignments indorsed in blank, in form and substance reasonably satisfactory to Buyer;

(d) a resignation signed by each Seller who is a director or officer of the Company in which the Seller resigns as a director and/or officer of the Company;

(e) a certificate signed by Sellers certifying to Buyer that:

(1) each of the representations and warranties set forth in Section 4 was true and correct in all material respects as of the date of this Agreement and is true and correct as of the Closing Date; and

(2) Sellers have performed and complied with each of the covenants set forth in Section 6.

(f) possession of all of the assets of the Company;

(g) evidence of payment by the Sellers or by the Company of (i) all Indebtedness of the Company, and (ii) all Sellers Transaction Expenses, including without limitation, evidence of the payment of all amounts due to Stephen M. Scheidler under the Scheidler Employment Agreement and the payment of all amounts due to Merrick Smith, and David Freund under their respective agreements with the Company. It is understood that this Agreement is a “no cash-no debt” transaction except that accounts payable incurred in the ordinary course of business of the Company shall remain an obligation of the Company post-Closing;

(h) the Company’s original minute book and stock records;

(i) evidence of the termination of the Buy-Sell Agreement among the Company and its shareholders;

(j) an Appointment of Agent for Service of Process signed by each of the shareholders, in form and substance satisfactory to Buyer;

(k) evidence of the termination of the Scheidler Employment Agreement, or modification thereof to the mutual satisfaction of Buyer and Sellers; and

(l) evidence of the termination of the Company’s existing incentive stock option plan.

Obligations of Buyer. Buyer will deliver the following items to the Sellers’ Representative at the Closing:

(m) a wire transfer to the account of the Sellers’ Representative for One Hundred Twenty-Four Million Dollars ($124,000,000.00), less the amount of unpaid Indebtedness and less the amount of unpaid Sellers Transaction Expenses;

(n) a certificate signed by Buyer certifying to Sellers that:

(1) each of the representations and warranties set forth in Section 5 was true and correct in all material respects as of the date of this Agreement and is true and correct on the Closing Date; and

(2) Buyer has performed and complied with each of the covenants set forth in Section 7; and

(o) a certificate signed by the secretary of Buyer certifying:

(1) that the resolutions of the board of directors of Buyer approving and authorizing the Transaction, copies of which are attached to the certificate, are in full force and effect as of the Closing Date; and

(2) to the incumbency and signatures of the officers of Buyer signing this Agreement and any other agreement or document relating to the Transaction;

(p) evidence of payment to the Escrow Agent of the Holdback Amount and the Environmental Holdback Amount.

Section 11. COVENANTS OF SELLERS AFTER CLOSING

Sellers covenant to Buyer as follows:

Business Relations. After the Closing, Sellers will cooperate with Buyer in Buyer’s efforts to preserve the Company’s relations and goodwill with the customers, suppliers, lessors, creditors, employees, agents, and other business relations of the Company that existed before the Closing.

Warranty Obligations. Following the Closing Date, Buyer will cause the Company to perform all warranty obligations with respect to products manufactured and sold by the Company prior to the Closing Date pursuant to the terms of the warranties issued in connection with such sales (the “Warranty Obligations”). Products will be deemed to be “manufactured and sold” prior to the Closing Date if such products were completed, sold and shipped prior to the Closing Date. Products that were not completed prior to the Closing Date or were in raw materials or work in process Inventory or were not shipped shall not be deemed to have been manufactured and sold prior to the Closing Date and any warranty obligations with respect to such products shall be the sole responsibility of Buyer. Following the Closing Date, Sellers will reimburse and indemnify Buyer for all direct out-of-pocket costs incurred in performing such Warranty Obligations (less the amount of any provision or reserve therefor reflected in the Interim Balance Sheet). Buyer will cause the Company to use commercially reasonable efforts to perform the Warranty Obligations in the most cost effective manner, utilizing personnel familiar with the subject product. The obligations of Sellers under this Section 11.2 shall survive the Closing for eighteen (18) months and shall be subject to the terms of Section 14.3.

Confidentiality.

(a) Commencing on the date hereof and continuing for a period of five (5) years thereafter, the Sellers will not (i) divulge, transmit or otherwise disclose (except as requested or required by Law, after prompt notice to Buyer of any such request or requirement), directly or indirectly, any Confidential Information with respect to the Company, (ii) use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company and (iii) take any action to disparage Buyer, the Company or their respective Affiliates, personnel or customers, and will refrain from any tortious interference with the contracts and relationships of the Company.

(b) It is the desire and intent of the parties to this Agreement that the provisions of this Section 11.3 will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 11.3 is adjudicated to be invalid or unenforceable, this Section 11.3 will be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

(c) The parties recognize that the performance of the obligations under this Section 11.3 by the Sellers is special, unique and extraordinary in character, and that in the event of the breach by any Seller of the terms and conditions of this Section 11.3, Buyer and/or the Company will be entitled, if they so elect, to obtain damages for any breach of this Section 11.3 or to enforce the specific performance thereof by the breaching Seller(s).

Environmental Cleanup.

(a) Sellers shall be responsible for addressing and managing any judicial or administrative proceedings in connection with the release of a Hazardous Substance into the environment by the Company where the alleged release occurred prior to the Closing (“Environmental Proceedings”), including but not limited to the on-going environmental cleanup project at the Company’s Leased Real Property pursuant to the Voluntary Cleanup Program Letter of Agreement, dated February 21, 2002, entered into between the Company and the Oregon Department of Environmental Quality (“DEQ”), and in a manner consistent with the final Record of Decision, dated August 22, 2012. Sellers, and their designees (attorneys and environmental consultants selected by the Sellers’ Representative), shall have the right to control such Environmental Proceedings, provided, however, that upon Buyer’s request, Sellers or their designees shall consult with Buyer’s representatives regarding the management and status of the Environmental Proceedings, and provide Buyer’s representatives with copies of any documentation associated with the Environmental Proceedings. Sellers agree to manage and conduct the Environmental Proceedings in a manner so as not to unreasonably disrupt Buyer’s operation of the Company at the Real Property following the Closing Date, and if requested, will undertake reasonable alternative methods for addressing the environmental remediation at the Real Property, so long as such action (i) is not unreasonably expensive, (ii) will not cause an unreasonable delay in addressing the Environmental Proceedings and (iii) is consistent with the requirements of the overseeing Governmental Authority and recommendations of Sellers’ environmental consultants. Sellers shall include Buyer’s representatives in all material meetings with any Governmental Authority regarding the Environmental Proceedings. Sellers will be responsible for managing, undertaking and overseeing all necessary actions (including, but not limited to, obtaining and maintaining all necessary governmental Permits and/or authorizations, engaging all third-party contractors and professionals directly; ensuring that all third-party contractors and professionals maintain adequate insurance coverage, etc.), in order to effectuate Closure of the Environmental Proceedings.

(b) Buyer will work cooperatively with Sellers to negotiate with any of the Company’s carriers under the historic comprehensive general liability excess and umbrella policies listed in Schedule 11.4 (the “Environmental Policies” and each “Environmental Policy”) for reimbursement of the costs and expenses associated with the Environmental Proceeding. Upon Sellers’ Representative’s reasonable written request, Buyer agrees to cause the Company to retain counsel, mutually acceptable to Buyer and Sellers’ Representative, to institute insurance coverage litigation against any of the Company’s carriers under the Environmental Policies for reimbursement of costs and expenses associated with the Environmental Proceedings, so long as (i) a good faith basis exists to do so, (ii) it does not detrimentally affect the business, operations or assets of the Company in any material respect and (iii) all litigation costs are borne by the Sellers and not Buyer or the Company. Notwithstanding the foregoing, if insurance coverage litigation is instituted at the request of Sellers’ Representative with regard to the Environmental Policies, and such litigation results in a prevailing judgment or settlement that includes either (i) the recovery of reasonable attorney fees or (ii) a result in excess of the total amount expended to obtain Closure, Sellers’ will be entitled to reimbursement by the Company in an amount up to, and including, Seller’s reasonable attorneys’ fees for such coverage litigation, subject to evidence of such fees being provided to the Company. The Company will consent to a written request by Sellers to enter into settlement agreements and policy buy-backs with one or more of the Environmental Policy carriers in order to facilitate the reimbursement of the Company for the costs incurred in connection with the Environmental Proceedings so long as such request is reasonable and does not detrimentally affect the business, operations or assets of the Company in any material respect.

(c) Buyer shall cause the Company to submit within 30 days of receipt, any invoices which are associated with the Environmental Proceeding (including, but not limited to, invoices for DEQ oversight costs, reasonable professional fees, etc.), to the Escrow Agent for payment from the Environmental Holdback Amount (and/or the Holdback Amount if the Environmental Holdback Amount is depleted) in accordance with the terms of this Agreement, the Escrow Agreement and the Environmental Escrow Agreement; and Buyer shall cause the Company to seek reimbursement for these same invoice payments on a quarterly basis from the applicable insurance carriers under the Environmental Policies. Notwithstanding anything to the contrary set forth in this Agreement, upon written approval by the DEQ that no further remedial action is necessary with regard to the Environmental Proceeding with the exception of further monitoring requirements, the Buyer will release to the Sellers’ Representative any remaining balance of the Environmental Holdback Amount except for $1,000,000, which will remain available to the Company to pay for any post-remedial monitoring and/or subsequent remedial activity required by DEQ in conjunction with the Environmental Proceedings. Upon written evidence from DEQ that Closure has been completely satisfied, including any post-remedial monitoring (if any) and any subsequent remedial activity (if any), the remaining balance of the Environmental Holdback Amount shall be released to the Sellers’ Representative in accordance with the terms of this Agreement and the Environmental Escrow Agreement.

(d) Any payments received by the Company from the applicable carriers under the Environmental Policies, including payments from any settlements or policy buy-backs which were requested in writing by Sellers, shall be paid promptly by the Company to the Sellers’ Representatives, so long as (i) such insurance payments correspond to an environmental expense already paid to the Company from the Environmental Holdback Amount (and/or from the Holdback Amount) that has not been previously reimbursed to the Sellers’ Representative or (ii) such payments from the applicable insurance carriers were derived from a prevailing judgment or a settlement of insurance coverage litigation where the initial costs of the litigation were borne by the Sellers in accordance with Section 11.4(b) above. Notwithstanding the foregoing, if before Closure the balance of the Environmental Holdback Amount falls below $1,000,000 at the time of any payment or payments from any applicable carrier under the Environmental Policies, Buyer shall retain such portion of the payment or payments which would result in the balance of the Environmental Holdback Amount to equal $1,000,000 (the “Retained Amount”). If upon Closure any portion of the Retained Amount has not been expended, it will be reimbursable to Sellers’ Representative. In the event that both the Environmental Holdback Amount and the Holdback Amount have been exhausted, but costs and expenses associated with the Environmental Proceedings still need to be paid in conjunction with activities undertaken prior to issuance of Closure, or for further monitoring and/or remedial action in furtherance of Closure, the Company shall seek indemnification directly from the Sellers under Sections 14.2 and 14.3 of this Agreement, and contemporaneously work in good faith with Sellers’ Representative to seek reimbursement from the applicable insurance carriers under the Environmental Policies, if available.

Additional SEC Filings. For a period of three (3) years after the Closing Date, the Sellers will cooperate with the Buyer in good faith, and will use commercially reasonable efforts to cause the Company’s independent accountants to cooperate, with respect to any financial data relating to the Company required to be included in any registration statement or other document or filing required in connection with any registration statement or other filing made by Buyer with the U.S. Securities and Exchange Commission. Buyer will pay or reimburse, as the case may be, Sellers for any reasonable out-of-pocket costs incurred in complying with this Section 11.5.

Further Assurances. Sellers will promptly take, or cause to be taken, all reasonable actions, and promptly do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable Laws to effectuate the Transaction.

Section 12. COVENANTS OF BUYER AND COMPANY AFTER CLOSING

Buyer and Company covenant to Sellers as follows:

Records. The Company will retain the Company’s data and records for a period of not less than six years after the Closing Date. Subject to applicable Law, during the 6-year period and upon reasonable advance notice from any Seller, or the Sellers’ Representative, the Company will, during the Company’s regular business hours and in a manner that does not unreasonably interfere with the operation of the Company’s business, afford the notifying party and the party’s representatives reasonable access to the Company’s data and records.

Environmental Cleanup. Buyer and Company will take all actions necessary to maintain the Environmental Policies that may provide coverage for environmental costs in connection with the Environmental Proceedings and any Pre-Closing Environmental Liabilities, and they will not assign, settle or release any insurance policies that may provide coverage for any costs or expenses related to Environmental Proceedings or any Pre-Closing Environmental Liabilities without the prior written consent of Sellers’ Representatives. Notwithstanding the foregoing, Buyer and Company hereby agree to the provisions set forth in Section 11.4; and in the event that Buyer sells or transfers control of the Company, or in the event of an asset sale or merger of the Company, the Buyer and the Company will cause any successor in interest to agree to be bound by the provisions set forth in Sections 11.4 and 12.2.

12.3 Assignment of Delinquent Accounts Receivable. If a Buyer’s Claim arises out of Section 4.12 because an account receivable is disputed by the account debtor or is not paid for any reason within one hundred twenty (120) days after the Closing Date, then each such account receivable shall be referred to as a “Delinquent Account” under this Agreement. Not later than the earlier of the one hundred thirtieth (130th) day after the Closing Date or the date on which Buyer asserts the Buyer’s Claim related to the Delinquent Account against either the Threshold or Holdback Amount, Buyer shall assign to Sellers the Delinquent Account and all payments received by Buyer with respect thereto and shall provide to Sellers all correspondence and supporting documents related to such Delinquent Account and any dispute related thereto. Sellers may take commercially reasonable collection action to collect each Delinquent Account; provided however, that Sellers will consult with Buyer prior to commencing litigation or arbitration against the account debtor and shall not commence such litigation or arbitration if the account debtor is a current customer of the Company and such litigation or arbitration would, in the reasonable judgment of Buyer, be reasonably likely to have a material adverse effect on the Company’s relationship with such customer.

Section 13. TAX MATTERS

13.1 Termination of Subchapter S Election. If the Closing occurs:

(a) the Company’s election to be an S corporation will terminate as of the Closing Date; and

(b) Sellers’ Representative will arrange and pay for a qualified certified public accounting firm to prepare the subchapter S Tax return of the Company for the period ending on the Closing Date, and Buyer and Company will reasonably cooperate with the Sellers’ Representative and their accountant to provide the necessary financial information to permit the timely filing of the final S corporation income Tax returns on behalf of the Company and the Sellers.

(c) Items of income, gain, loss, deduction and credit shall be allocated between the S short year (as defined in Section 1362(e)(1)(A) of the Code) and the C short year (as defined in Section 1362(e)(1)(B) of the Code) pursuant to Sections 1362(e)(3) and 1362(e)(6) of the Code.

13.2 Post-Closing Returns. Buyer shall, at Buyer’s expense, prepare or cause to be prepared, and file, or cause to be filed, all Tax returns of the Company for all periods beginning after the Closing Date.

13.3 Pre-Closing Returns. The Sellers’ Representative shall, at the Sellers’ expense, (i) prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company for periods ending prior to or including the Closing Date which have not yet been filed as of the Closing Date; (ii) pay or cause to be paid all Tax reported, or required to be reported, on such Tax returns for such pre-Closing Tax returns; (iii) include any income or gain recognized as a result of Section 13.8 in such pre-Closing Tax returns; and (iv) cause to be prepared all such Tax returns consistent with the past practice of the Company, except as otherwise required by applicable law, provided that, for the avoidance of doubt and to the extent permitted by applicable Law, all deductions related to or arising out the transactions contemplated by this Agreement shall be treated as arising on or before the Closing Date. At least 30 days prior to the date on which each such pre-Closing Tax return is filed (including any applicable extensions), the Sellers’ Representative shall submit such Tax return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld or delayed. Notwithstanding the above, all expense, including fines, late fees and additional Taxes, resulting from or arising out of amendments to the Company’s Tax returns filed by or on behalf of Sellers for periods prior to the Closing Date shall be the obligation of, and be paid by, the Sellers.

13.4 Straddle Period Returns. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) real, personal and intangible property Taxes of the Company for the pre-Closing portion of the Straddle Period that ends on the close of business on the Closing Date (the “Pre-Closing Straddle Period”) shall be the sole obligation of the Sellers and shall be equal to the amount of such real, personal and intangible property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period that are in such pre-Closing Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company for the portion of the Straddle Period other than the pre-Closing Straddle Period, other than income Taxes and those payable by the Sellers pursuant to clause (i) above, shall be computed as if such taxable period ended as of the close of business on the Closing Date, and to the extent not accrued in the Financial Statements, shall be the obligation of the Sellers and an indemnifiable claim of the Purchaser against the Sellers under Section 14 of this Agreement.

13.5 Conduct and Notice of Audits. After the Closing, Sellers and Buyer shall (i) provide to the other party such information relating to the Company as Sellers’ Representative or Buyer may reasonably request with respect to Tax matters and (ii) cooperate with each other in the conduct of any audit or other proceeding with respect to any Tax involving the Company and shall retain or cause to be retained all books and records pertinent to the Company for each taxable period or portion thereof ending on or prior to the Closing Date until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers). If any party to this Agreement receives any written notice from any taxing authority proposing an adjustment to any Tax for which any other party hereto may be obligated to indemnify under this Agreement, such party shall give prompt written notice thereof to the other that describes such proposed adjustment in reasonable detail; the failure to give such notice, however, shall not reduce the obligations of a party hereunder unless, and to the extent that, such failure prejudices the rights of the other party to contest such Tax.

13.6 Amendment of Tax Returns. Without the prior written consent of the Sellers’ Representative, Buyer will not amend or permit the Company to amend any Tax return relating to a taxable period (or portion of such taxable period) ending on or prior to the Closing Date. Provided however, that the tax return of the Company for the year ended 2011 will have been amended prior to the Closing Date.

13.7 Tax Refunds. Any income Tax refunds that are received by Buyer or the Company, and any amounts credited against income Tax to which Buyer or the Company become entitled in a Tax period ending after the Closing Date, that relate to Tax periods or portions of such periods ending on or before the Closing Date shall be for the account of the Sellers, but only to the extent such refunds are not reflected in the Closing Date Balance Sheet. Buyer shall pay over to the Sellers’ Representative for distribution to the Sellers any such refund or the amount of any such credit within fifteen (15) days after actual receipt of such refund or application of such credit against Taxes.

13.8 338(h)(10) Election.

(a) Subject to the terms and conditions as noted in Section 13.8(b) below (i) the Sellers and Buyer agree to an election under Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law (collectively, the “Section 338(h)(10) Elections”) in accordance with applicable tax laws and as set forth herein, and (ii) Buyer further agrees that in order to entice Sellers to agree to the Section 338(h)(10) Elections, Buyer shall be required to pay to Sellers’ Representative an Estimated Tax Indemnification Payment on or before the Tax Indemnification Payment Date (as defined in Section 13.8(b) below) in the aggregate amount of $20 million (to be adjusted in accordance with Section 13.8(b) below) which will be used to fund (A) an amount for each Seller equal to the aggregate amount reasonably required to reimburse such Seller on a net, after-tax basis for Taxes reasonably incurred in connection with the aforesaid Section 338(h)(10) Elections, (B) any increase in the bonus amount due or paid to Steve Scheidler under the Scheidler Employment Agreement (including Amendment No. 1 to the Scheidler Employment Agreement) based on the Section 338(h)(10) Elections, and (C) all reasonable legal and accounting expenses and costs incurred by Sellers after the Closing in connection with the Section 338(h)(10) Elections.

(b) Subject to compliance by Buyer and Sellers with the Tax Timetable attached as Appendix C to this Agreement (the “Tax Timetable”), Buyer reserves the right to revoke its agreement under Section 13.8(a) to make the Section 338(h)(10) Elections at any time on or prior to November 30, 2013. If Buyer does not revoke its agreement, Buyer shall make the Final Tax Indemnification Payment (as defined below) to the Sellers’ Representative on behalf of each of the Sellers on or before December 15, 2013 (the “Tax Indemnification Payment Date”). The term “Final Tax Indemnification Payment” shall mean the Estimated Tax Indemnification Payment, as finally agreed upon between Buyer and Sellers, representing the amount that Buyer shall be required to pay to Sellers equal to (i) the aggregate amount reasonably required to reimburse such Seller on a net, after-tax basis for Taxes reasonably incurred in connection with the aforesaid Section 338(h)(10) Elections, (ii) any increase in the bonus amount due or paid to Steve Scheidler under the Scheidler Employment Agreement (including Amendment No. 1 to the Scheidler Employment Agreement) based on the Section 338(h)(10) Elections, and (iii) all reasonable legal and accounting expenses and costs incurred by Sellers after the Closing in connection with the Section 338(h)(10) Elections. For avoidance of doubt, the Final Tax Indemnification Payment will be a reasonable estimate of the net, after-tax basis for Taxes reasonably incurred by the Sellers in connection with the Section 338(h)(10) Elections. If Buyer revokes its agreement under Section 13.8(a) to make the Section 338(h)(10) Elections at any time on or prior to November 30, 2013, Buyer will have no liability or obligation to any Seller or to Sellers’ Representative with respect to the revocation of Buyer’s agreement to make the Section 338(h)(10) Elections, including any and all amounts associated with the either the Estimated Tax Indemnification Payment or Final Tax Indemnification Payment, except for amounts under Section 13.8(a)(ii)(C).

(c)

(1) If the Buyer makes a Final Tax Indemnification Payment to a Seller (or, as provided by the following paragraph to the Escrow Agent), on or prior to the Tax Indemnification Payment Date, such Seller will take, and will cooperate with the Buyer and with each other Seller to take (i) all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with the Code and the regulations thereunder, or any successor provisions; and (ii) such Seller and Buyer shall, for Tax purposes, report the sale of the Shares pursuant to this Agreement in a manner which is consistent with the Section 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith in any Tax return or in any discussion with or proceeding before any taxing authority, or otherwise. As soon as practicable following the receipt by such Seller of valuation reports arranged by the Buyer, but in any event not later than the date specified in the Tax Timetable for the same, each Seller shall deliver a written statement containing the amount of the Final Tax Indemnification Payment which is claimed to be due to such Seller and the manner in which the amount of such Final Tax Indemnification Payment has been calculated to Buyer.

(2) If Buyer disagrees with a Seller’s calculation of the Final Tax Indemnification Payment (including the calculation of the additional bonus amount due or paid to Steve Scheidler based upon the Section 338(h)(10) Elections) then Buyer shall notify such Seller within the time permitted in the Tax Timetable of the amount of the Final Tax Indemnification Payment calculated by Buyer and the manner in which the amount of such Final Tax Indemnification Payment was calculated by Buyer. Buyer and such Seller shall confer within ten (10) days after delivery by Buyer of such notice to such Seller, and use their reasonable good faith efforts to resolve any differences in their respective Final Tax Indemnification Payment calculations. In the event the parties are unable to resolve the differences, Buyer shall pay (A) to such Seller the amount of the Final Tax Indemnification Payment as calculated by the Buyer for such Seller (the “Buyer’s Amount”) and (B) to the Escrow Agent an amount (the “Escrowed Amount”) equal to the amount of the Final Tax Indemnification Payment calculated by such Seller less the Buyer’s Amount. The Escrow Agent shall agree to hold the Escrowed Amount for Buyer and such Seller until the Buyer and such Seller resolve their differences with respect to the amount of the disputed Final Tax Indemnification Payment in accordance with the procedures described in Section 3.4 (with respect to the calculation of the Company’s Closing Working Capital). Upon payment by the Buyer to the Escrow Agent of the amount of the disputed Final Tax Indemnification Payment, such Seller that has computed the Final Tax Indemnification Payment which is in dispute shall take, and cooperate with Buyer and each other Seller to take, all actions necessary and appropriate to effect and preserve a timely Section 338(h)(10) Election. One-half of the fees charged by the Escrow Agent shall be paid by Buyer, and one-half of the fees shall be paid by the Sellers who dispute their respective Final Tax Indemnification Payments.

(3) By way of clarification, the Final Tax Indemnification Payment that is to be made by Buyer to each Seller shall be computed individually for each Seller, in an amount which is not only necessary to offset fully any additional Tax incurred by such Seller as a result of the Section 338(h)(10) Election having been made, but also any additional Tax attributable to the receipt by each such Seller of the Final Tax Indemnification Payment, and the additional bonus amount due or paid to Steve Scheidler based upon the 338(h)(10) Election. The Final Tax Indemnification Payment (including the additional bonus payment due or paid to Steve Scheidler because of the 338(h)(10) Election) for each Seller shall be paid by wire transfer of immediately available funds to the Sellers’ Representative on behalf of each Seller (or, if applicable, to the Escrow Agent) on or before the Tax Indemnification Payment Date.

(4) By way of further clarification, it is the intention of all the parties that the Final Tax Indemnification Payment that will be paid by Buyer to each of the Sellers will be an amount sufficient so that each Seller will receive the same after-tax proceeds from the sale of its Shares, after payment of all such additional Taxes (and the additional Steve Scheidler bonus payments attributable to the 338(h)(10) Election) that it would have received had the Section 338(h)(10) Election not been made. The amount of this payment to Sellers is not subject to adjustment, deduction, refund or return based on the actual tax liability of the Sellers, amendments of returns or otherwise.

(5) The consideration paid for the Shares (and any other amounts required to be capitalized pursuant to Section 338 of the Code) shall be allocated among the Company’s assets in accordance with the principles of Section 338 of the Code and the regulations thereunder. Buyer shall prepare, using its goods faith efforts, and deliver to the Sellers’ Representative a proposed allocation of such consideration and the valuation reports as set forth the Tax Timetable. Unless, within 30 days from receipt thereof, the Sellers’ Representative disagrees in writing with such allocation or valuation, the amount so allocated to each asset shall be as proposed by Buyer and shall constitute the agreed upon allocation. Buyer and the Sellers shall utilize the allocation of consideration described in and agreed upon pursuant to this Section 13.8 in the preparation of all Tax Returns or forms and for all other Tax purposes, including, but not limited to, the preparation of IRS Form 8883. Neither Buyer nor the Sellers shall agree to any adjustment relating to the manner in which the consideration has been allocated as set forth in this Section 13.8 without the prior written approval of the other, which approval shall not be unreasonably withheld. The parties agree to consult and resolve in good faith any disputes in allocating the consideration under this Section 13.8. Any adjustment to the Purchase Price paid pursuant to this Agreement shall result in an appropriate adjustment to such allocation.

(6) For purposes of the Final Tax Indemnification Payment (including the calculation thereof) under this Section 13.8, the terms “Seller” and “Sellers” shall also mean and include the grantor of any trust where the grantor is deemed to be the owner for federal tax purposes.

Section 14. INDEMNIFICATION

Survival. Subject to the provisions of Sections 14.3 and 14.5, all representations, warranties, covenants, and other obligations in this Agreement and all other agreements and documents relating to the Transaction will survive the Closing. For the avoidance of doubt, (i) all representations, warranties (other than those set forth in clause (ii) below) will survive the Closing for a period of eighteen (18) months following the Closing Date, (ii) the representations, warranties set forth in Sections 4.5, 4.6, 4.16 and 4.28 will survive the Closing for a period equal to the greater of six (6) years or the expiration of an applicable statute of limitations and (iii) unless otherwise specifically provided otherwise, all covenants contained in this Agreement will survive the Closing indefinitely.

Sellers’ Indemnification. If the Closing occurs, and subject to the provisions of this Section 14, Sellers will defend, indemnify and hold harmless Buyer, the Company, and each present and future shareholder, director, officer, and authorized representative of Buyer and the Company for, from, and against any and all Losses related to, arising out of or in connection with (i) any inaccuracy of any representation or the breach of any representation or warranty made by Sellers in this Agreement; (ii) any breach or non-fulfillment of any covenant or agreement made by Sellers in this Agreement; (iii) any Taxes of the Company with respect to periods prior to the Closing; (iv) any Indebtedness of the Company that is outstanding on the Closing Date; (v) any Sellers Transaction Expenses; and (vi) any Pre-Closing Environmental Liabilities and any Pre-Closing Indemnification Liabilities. The liability of Sellers hereunder shall be several, but not joint, according to their Sellers’ Pro Rata Percentage as set forth on Appendix B to this Agreement. Any claim for indemnification by the Buyer, Company, and each present and future shareholder, director, officer, and authorized representative of Buyer pursuant to this Section 14.2 and Section 11.2 shall hereinafter be referred to as a “Buyer’s Claim.”

Limitations on Sellers’ Liability.

(a) Subject to Section 14.3(b), Sellers will have no liability to Buyer, the Company, or any other Person for indemnification or otherwise with respect to:

(1) any Buyer’s Claim that arises out of or results from an inaccuracy or breach of any representation or warranty in Section 4 or breach of any covenant in Section 11.2 or Section 6, unless Buyer notifies Sellers of the claim and specifies in reasonable detail the facts giving rise to the claim within eighteen (18) months of the Closing Date;

(2) any Buyer’s Claim that arises out of or results from an inaccuracy or breach of any representation or warranty in Section 4, or breach of any covenant in Section 6 or Section 11.2, if the aggregate liability for all such claims is less than $600,000 (the “Threshold”). For clarity, this Threshold shall be treated as a “deductible”, and Sellers shall only be obligated for that portion of such claims in excess of this Threshold; and

(3) Buyer’s Claims that arise out of or result from an inaccuracy or breach of any representation or warranty in Section 4 or breach of any covenant in Section 6, or any covenant in Section 11 to the extent that Sellers’ aggregate liability for all such Buyer’s Claims exceeds Ten Million Dollars ($10,000,000) (the “Cap”). It is understood that except in the case of fraud or as otherwise set forth below, the Buyer’s indemnity claims against the Holdback Amount are Buyer’s exclusive remedy under this Agreement.

(b) The limitation on Seller’s liability in this Section 14.3(a) will not apply with respect to a Buyer’s Claim that arises out of or results from:

(1) a breach of any “Capitalization” representation or warranty in Section 4.5;

(2) a breach of any “Title to Shares” representation or warranty in Section 4.6;

(3) a breach of any “Taxes” representation or warranty in Section 4.16;

(4) a breach of any “Environmental” representation or warranty in Section 4.28;

(5) a breach of the Environmental Cleanup covenant in Section 11.4;

(6) any costs and expenses associated with the Environmental Cleanup covenant in Section 11.4 in excess of the Holdback Amount and the Environmental Holdback Amount;

(7) a breach of Sellers’ indemnification obligation in Section 14.2(iii) through and including Section 14.2(vi); or

(8) fraud.

Sellers will have no liability to Buyer, the Company, or any other Person for indemnification or otherwise with respect to any claim that arises out of or results from (i) a breach of the representations and warranties of the Sellers set forth in Sections 4.5, 4.6, 4.16 and 4.28, unless Buyer notifies Sellers of the claim and specifies in reasonable detail the facts giving rise to the claim before the later of six (6) years after the Closing Date or thirty (30) days following the expiration of an applicable statute of limitations, if any, relating to the rights of any third party to bring a claim with respect to such matters. Sellers will have liability to Buyer, the Company, or any other Person for indemnification or otherwise with respect to any claim that arises out of or results from a breach of the Environmental Cleanup covenant in Section 11.4 or a breach of Sellers’ indemnification obligation in Section 14.2(iii) through and including Section 14.2(vi) or fraud and any such liability will not be subject to the Threshold or the Cap. In no event will the aggregate liability of Sellers under this Section 14 for all Buyer’s Claims exceed the Purchase Price. Any indemnification obligations by Sellers under this Agreement will be net of any insurance proceeds received by the Company or by the Buyer in connection with such claim after giving effect to any increase in premium attributable to the loss run for the Buyer’s Claim for the next three (3) policy years following the year in which such claim is made. For the avoidance of doubt, it is understood that Buyer and the Company shall use commercially reasonable efforts for at least three years after the Closing Date to maintain insurance policies providing coverage with terms and conditions which are not materially different than the Company’s current insurance coverage; and to submit appropriate claims to the Company’s insurance carriers for which coverage might be available under such policies. In addition, the Buyer and the Company shall use commercially reasonable efforts to maintain indefinitely the Company’s Environmental Policies.

Buyer’s Indemnification. If the Closing occurs, and subject to the provisions of this Section 14, Buyer will defend, indemnify and hold harmless Sellers for, from, and against any and all Losses resulting from or arising out of Buyer’s breach of any representation, warranty, covenant, or other obligation of Buyer in this Agreement or any other agreement or document relating to the Transaction. Any claim for indemnification by the Sellers pursuant to this Section 14.4 shall hereinafter be referred to as a “Sellers’ Claim.”

Limitations on Buyer’s and Company’s Liability.

(c) Subject to Section 14.5, Buyer and Company will have no liability to Sellers or any other Person for indemnification or otherwise with respect to:

(1) any Sellers’ Claim that arises out of or results from an inaccuracy or breach of any representation or warranty in Section 5 or breach of any covenant in Section 7, unless Sellers notify Buyer of the claim and specifies in reasonable detail the facts giving rise to the claim within eighteen (18) months of the Closing Date;

(2) any Seller’s Claim that arises out of or results from an inaccuracy or breach of any representation or warranty in Section 5, or breach of any covenant in Section 7, if the aggregate liability for all such claims is less than $600,000 (“Buyer’s Threshold”). For clarity, it is understood that the Buyer’s Threshold shall be treated as a “deductible”, and Buyer shall only be obligated for that portion of such claims in excess of the Buyer’s Threshold; and

(3) Seller’s Claims that arise out of or result from an inaccuracy or breach of any representation or warranty in Section 5, or breach of any covenant in Section 7, or any covenant in Section 12, to the extent that Buyer’s and Company’s aggregate liability for all claims that arise out of or result from a breach of any representation or warranty in Section 5, or any covenant in Section 7, or any covenant in Section 12 exceeds the Purchase Price.

Direct Claims. If an Indemnified Person notifies an Indemnifying Party of a direct claim by the Indemnified Person for which the Indemnifying Party has liability under this Section 14, the Indemnifying Party will pay the claim – or cause the claim to be paid – within 30 days after the delivery of the Indemnified Person’s notice. Notwithstanding anything to the contrary set forth above or in this Agreement, any Buyer’s Claims shall first be made as offsets against the Holdback Amount, and to the extent the remaining balance of the Holdback Amount is insufficient to pay any Buyer’s Claim in full, then by the Sellers, severally, but not jointly.

Third-Party Claims.

(d) If an Indemnified Person receives a claim by a third party that is subject to the indemnification provisions in this Section 14, the Indemnified Person will promptly notify the Indemnifying Party of the claim. The notice will include a copy of all correspondence relating to the claim that the Indemnified Person received from the third party.

(e) The Indemnifying Party may elect to control the defense of the third-party claim by notifying the Indemnified Person within 10 days after the delivery of the Indemnified Person’s notice. The election will conclusively establish that the claim is subject to the indemnification provisions in this Section 14.

(f) The Indemnified Person may object to the Indemnifying Party’s election to control the defense of the third-party claim by notifying the Indemnifying Party within 10 days after the delivery of the Indemnifying Party’s notice, but only if:

(1) the Indemnified Person reasonably determines that the Indemnifying Party does not have the financial ability to diligently defend the claim;

(2) the claim is also made against the Indemnifying Party and the Indemnified Person reasonably determines that joint representation of the Indemnifying Party and the Indemnified Person would be inappropriate;

(3) the Indemnified Person reasonably determines that the claim may result in non-monetary damages that may materially and adversely affect the Indemnified Person; or

(4) the amount of the claim, when added to existing indemnification claims paid by, or pending against, the Indemnifying Person, are subject to the Cap and exceed the Cap.

(g) If the Indemnifying Party elects to control the defense of the third-party claim and the Indemnified Person does not object to the election:

(1) the Indemnifying Party will control the defense of the claim and diligently defend the claim, with counsel reasonably satisfactory to the Indemnified Person;

(2) the Indemnified Person may participate in the defense of the claim, at the Indemnified Person’s own cost and expense; and

(3) the Indemnifying Party may settle the claim:

(i) with the consent of the Indemnified Person, which the Indemnified Person may not withhold unreasonably; or

(ii) without the consent of the Indemnified Person, but only if:

(A) the settlement does not contain any finding of any violation by the Indemnified Person of any applicable law or any right of any Person;

(B) the settlement expressly states that the Indemnified Person is not admitting to any such violation; and

(C) the only relief provided in the settlement is for monetary damages that are – subject to the provisions of this Section 14 – paid in full by the Indemnifying Party.

(h) If the Indemnifying Party does not elect to control the defense of the third-party claim, or if the Indemnifying Party elects to control the defense of the claim and the Indemnified Person objects to the election under Section 14.7(c)(1):

(1) the Indemnified Person will control the defense of the claim and diligently defend the claim;

(2) the Indemnifying Party may participate in the defense of the claim, at the Indemnifying Party’s own cost and expense; and

(3) the Indemnifying Party will be bound by any determination made by the Indemnified Person in connection with the claim, including but not limited to any settlement of the claim.

(i) If the Indemnifying Party elects to control the defense of the third-party claim and the Indemnified Person objects to the election under Section 14.7(c)(2) or Section 14.7(c)(3):

(1) the Indemnified Person will control the defense of the claim and diligently defend the claim, with counsel reasonably satisfactory to the Indemnifying Party;

(2) the Indemnifying Party may participate in the defense of the claim, at the Indemnifying Party’s own cost and expense; and

(3) the Indemnified Person may settle the claim:

(i) with the consent of the Indemnifying Party, which the Indemnifying Party may not withhold unreasonably; or

(ii) without the consent of the Indemnifying Party, but only if:

(A) the settlement does not contain any finding of any violation by the Indemnifying Party of any applicable law or any right of any Person;

(B) the settlement expressly states that the Indemnifying Party is not admitting to any such violation; and

(C) the only relief provided in the settlement is for monetary damages.

(j) In any third-party claim that is subject to the indemnification provisions in this Section 14, the Indemnifying Party and the Indemnified Person will:

(1) keep each other fully informed of the status of the claim;

(2) cooperate with each other with respect to the defense of the claim; and

(3) attempt to preserve in full any attorney-client and work-product privileges and the confidentiality of any Confidential Information.

Section 15. TERMINATION

This Agreement will terminate upon the earliest to occur of the following:

(a) upon the written agreement of Buyer and Sellers;

(b) upon notice by Buyer to Sellers’ Representative, if:

(1) any condition set forth in Section 8 has not been satisfied or waived on or before the date set forth in Section 10.1(a)(1), unless the failure to satisfy the condition is due to a material breach of this Agreement by Buyer;

(2) the satisfaction of any condition set forth in Section 8 on or before the date set forth in Section 10.1(a)(1) becomes impossible, unless the satisfaction of the condition became impossible because Buyer materially breached this Agreement; or

(3) any Seller materially breaches this Agreement and fails to cure the breach within 15 days after Buyer notifies the Sellers’ Representative of the breach.

(c) upon notice by Sellers’ Representative to Buyer, if:

(1) any condition set forth in Section 9 has not been satisfied or waived on or before the date set forth Section 10.1(a)(1), unless the failure to satisfy the condition is due to a material breach of this Agreement by any Seller;

(2) the satisfaction of any condition set forth in Section 9 on or before the date set forth in Section 10.1(a)(1) becomes impossible, unless the satisfaction of the condition became impossible because any Seller materially breached this Agreement; or

(3) Buyer materially breaches this Agreement and fails to cure the breach within 15 days after Sellers notify Buyer of the breach.

(d) Except as provided in this Section 15, in the event of the termination of this Agreement pursuant to Section 15(a), 15(b) or 15(c), this Agreement (other than this Section 15(d) and Sections 18, 19.2, 19.5, 19.14, and 19.17, which shall survive such termination) will forthwith become void, and there will be no liability on the part of any party to this Agreement or any of their respective officers or directors to the other and all rights and obligations of any other party hereto will cease, except that nothing herein shall relieve any party hereto from liability for fraud or for any intentional and material breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained herein.

(e) Notwithstanding anything to the contrary contained in this Agreement, in the event of the termination of this Agreement by Buyer pursuant to Section 15(b) or Buyer’s failure to close on June 30, 2013 (including any extensions under Section 10.1(b)) as a result of the inability of Buyer to satisfy the condition to closing in Section 8.12 of this Agreement (other than as a result of a material breach by the Company or Company Representatives of their respective covenants in Section 6.12 of this Agreement), Buyer shall pay to Sellers’ Representative the sum of $4,000,000. Upon receipt of such payment, the Company, the Sellers and the Sellers’ Representative shall be deemed to have waived all other remedies (including equitable remedies) with respect to, any Loss suffered as a result of (i) any failure of the Transaction to be consummated, (ii) for any breach by Buyer of its obligation to consummate the Transaction or (iii) for any breach by Buyer of any representation, warranty, covenant or agreement set forth in this Agreement, and upon payment of such amount Buyer shall have no further liability or obligation to the Company, Sellers or the Sellers’ Representative relating to or arising out of this Agreement or any other document executed in connection with the transactions contemplated hereby.

Section 16. HSR ACT

As soon as practicable after the date hereof, Buyer and Sellers will undertake and file a Notification and Report Form in respect of the Transaction that substantially complies with the provisions of the HSR Act and the rules thereunder, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and will file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust matters). Buyer and Sellers will each be responsible for one-half of the filing fee associated with the Notification and Report Form.

Each of Buyer and the Sellers will, and the Sellers will cause the Company to, (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation related to such filings, (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transaction, except with the prior written consent of Buyer and the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed, (iii) use reasonable commercial efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under any applicable foreign antitrust or trade Law.

Each of Buyer and the Sellers will, and the Sellers will cause the Company to, use reasonable commercial efforts to obtain any clearance under the HSR Act or to resolve any objections that may be asserted by the applicable Governmental Authority, in each case as promptly as practicable; provided, however, that nothing in this Section 16 will require or be construed to require Buyer or the Company to propose or make any divestiture or other undertaking, or propose or enter into any consent decree or otherwise limit the freedom of Buyer, the Company or their Affiliates of action with respect to, or the ability to retain, one or more of its businesses, product lines or assets.

Section 17. ANNOUNCEMENTS

Neither the Sellers, the Company nor Buyer, nor shall any of their respective Affiliates, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange. Sellers and Buyer will consult and cooperate with each other concerning the timing and manner of the announcements of the Transaction to the Company’s employees, customers, suppliers, and other business relations. Upon Buyer’s request, Sellers will permit Buyer to be present at any such announcement. Any public announcements with respect to the Transaction or this Agreement will be made, if at all, at such time and in such manner as Buyer determines.

Section 18. EXPENSES

Except as otherwise provided in this Agreement, each party will bear the party’s own fees, costs, and expenses incurred in connection with the Transaction, including but not limited to the preparation, negotiation, signing, and performance of this Agreement and the other agreements and documents relating to the Transaction.

Section 19. GENERAL

Time of Essence. Time is of the essence with respect to all dates and time periods in this Agreement.

No Assignment. No party may assign or delegate any of the party’s rights or obligations under this Agreement to any Person without the prior written consent of the other parties, which the other parties may not withhold unreasonably; provided, that Buyer may assign its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary, but notwithstanding any such assignment, Buyer will remain liable under this Agreement.

Binding Effect. This Agreement will be binding on the parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their benefit.

Amendment. This Agreement may be amended only by a written agreement signed by each party.

Notices. All notices or other communications required or permitted by this Agreement:

(a) must be in writing;

(b) must be delivered to the parties at the addresses set forth below, or any other address that a party may designate by notice to the other parties; and

(c) are considered delivered:

(1) upon actual receipt if delivered personally or an overnight delivery service; and

(2) at the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested.

To Buyer:	To Sellers:

Astronics Corporation 130 Commerce Parkway East Aurora, NY 14052 Attn: Corporate Secretary	Notices to Sellers shall be sent or delivered to their addresses in Appendix B

With a copy to: Hodgson Russ LLP The Guaranty Building 140 Pearl Street, Suite 100 Buffalo, NY 14202 Attn: Robert J. Olivieri	With a copy to: Farleigh Wada Witt 121 SW Morrison Street, Suite 600 Portland, OR 97204 Fax: (503) 228-1741 Attn: F. Scott Farleigh and Mark R. Wada

To Company: Peco, Inc. PO Box 82189 Portland, OR 97282-0189

With a copy, after the Closing, to: Hodgson Russ LLP The Guaranty Building 140 Pearl Street, Suite 100 Buffalo, NY 14202 Attn: Robert J. Olivieri

Waiver. No waiver will be binding on a party unless it is in writing and signed by the party making the waiver. A party’s waiver of a breach of a provision of this Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.

Further Assurances. The parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

No Third-Party Beneficiaries. The parties do not intend to confer any right or remedy on any third party.

Termination. The termination of this Agreement, regardless of how it occurs, will not relieve a party of obligations that have accrued before the termination.

Survival. All provisions of this Agreement that would reasonably be expected to survive the termination of this Agreement will do so.

Attachments. Any exhibits, schedules, and other attachments referenced in this Agreement are part of this Agreement. In this Agreement, unless the context otherwise requires, references to Sections, Exhibits and Schedules are references to sections, exhibits and schedules of this Agreement.

Remedies. The parties will have all remedies available to them at law or in equity. All available remedies are cumulative and may be exercised singularly or concurrently.

Governing Law. This Agreement is governed by the laws of the State of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.

Venue. Any action or proceeding arising out of this Agreement will be litigated in courts located in Multnomah County, Oregon. Each party consents and submits to the jurisdiction of any local, state, or federal court located in Multnomah County, Oregon.

Arbitration.

(d) Except as otherwise provided in Section 19.16(c), any controversy or claim arising out of this Agreement will be settled by arbitration in Portland, Oregon.

(e) The arbitration will be conducted in accordance with the arbitration rules of Arbitration Service of Portland, Inc. If the parties are unable to agree upon a single arbitrator to resolve the dispute within 30 days of the delivery of an intent to arbitrate notice by either party to the other, then each party (the Sellers’ Representative and the Buyer) will select an arbitrator from the panel of Arbitration Service of Portland, Inc. and those two arbitrators will select a third arbitrator and the three of them shall decide the matter.

(f) A party may seek from a court an order to compel arbitration, or any other interim relief or provisional remedies pending the arbitrators’ resolution of any controversy or claim. Any such action or proceeding will be litigated in courts located in Multnomah County, Oregon.

(g) For the purposes set forth in Section 19.16(c), each party consents and submits to the jurisdiction of any local, state, or federal court located in Multnomah County, Oregon.

Attorney’s Fees. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney’s fees and other fees, costs, and expenses of every kind, including but not limited to the costs and disbursements specified in ORCP 68 A(2), incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

Entire Agreement. This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement.

Sellers’ Representative.

(h) By the execution and delivery hereof, including counterparts hereof, each Seller hereby irrevocably constitutes and appoints Steven Michaelis, James Stocks and Herbert Taylor as the true and lawful agents and attorneys-in-fact (the “Sellers’ Representative”) of such Seller with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(1) act for each Seller with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of any Seller;

(2) act for each Seller with respect to all Purchase Price adjustments referred to herein;

(3) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among the Sellers, except to the extent of Sellers’ Pro Rata Percentage;

(4) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Sellers’ Representative, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Sellers’ Representative;

(5) receive and receipt for any portion of the Purchase Price or any other payment due from the Buyer to the Sellers pursuant to this Agreement;

(6) incur any expenses, liquidate and withhold assets received on behalf of the Sellers prior to their distribution to the Sellers to the extent of any amount that the Sellers’ Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing account established solely for such purpose, and to then make distributions to Sellers in accordance with their Pro Rata Payment Percentages;

(7) receive all notices, communications and deliveries hereunder on behalf of the Sellers; and

(8) do or refrain from doing any further act or deed on behalf of each Seller that the Sellers’ Representative deems necessary or appropriate, in the sole discretion of the Sellers’ Representative, relating to the subject matter hereof as fully and completely as any Seller could do if personally present and acting as though any reference to any Seller herein was a reference to the Sellers’ Representative.

(i) The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative as the act of any Seller in all matters referred to herein. Each Seller hereby ratifies and confirms that the Sellers’ Representative shall do or cause to be done by virtue of such Sellers’ Representative’s appointment as Sellers’ Representative of such Seller. The Sellers’ Representative shall act for each Seller on all matters set forth herein in the manner the Sellers’ Representative believes to be in the best interest of such Seller, but the Sellers’ Representative shall not be responsible to any Seller for any loss or damage any Seller may suffer by reason of the performance by the Sellers’ Representative of such Sellers’ Representative’s duties hereunder, other than loss or damage arising from willful misconduct or gross negligence in the performance of such Sellers’ Representative’s duties hereunder.

(j) Each Seller hereby expressly acknowledges and agrees that the Sellers’ Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, and that any Person shall be entitled to rely on any and all action taken by the Sellers’ Representative hereunder without liability to, or obligation to inquire of, any Seller. In the event the Sellers’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Sellers’ Representative shall be the Person the remaining Sellers appoint; provided, however, that in the event for any reason no successor has been appointed within thirty (30) days following such resignation or cessation, then any Seller shall have the right to petition a court of competent jurisdiction for appointment of a successor Sellers’ Representative. The Sellers, jointly and severally, shall indemnify and hold the Sellers’ Representative harmless from and against any and all liabilities, losses, costs, damages and expenses (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of the Sellers’ Representative’s duties hereunder, except for willful misconduct or gross negligence.

(k) For purposes of clarification, the Buyer shall be entitled to rely on any and all action taken only jointly by two of the three Sellers’ Representatives identified in Section 19.19(a) acting in their respective capacities as a Sellers’ Representative.

Signatures. This Agreement may be signed in counterparts. A fax transmission of a signature page will be considered an original signature page. At the request of a party, a party will confirm a fax-transmitted signature page by delivering an original signature page to the requesting party.

[Signature page to follow]

Dated effective: May 28, 2013.

BUYER:

ASTRONICS CORPORATION

By:
Name:
Title:

SELLERS:

Steven M. Michaelis

Sally Jane Michaelis

Scott M. Michaelis

Sarah Jane Levy

Scott A. Smith, Trustee, or successors in trust,

under the Scott A. Smith Trust Agreement

James M. Stocks

Joseph C. Kempe, as Trustee of the Margaret C.

Taylor Investment Trust u/t/d June 4, 2010

Joseph C. Kempe, as Trustee of the Herbert J.

Taylor Investment Trust u/t/d June 4, 2010

COMPANY:

PECO, INC.

By:
Name:
Title:

APPENDIX A

Definitions

“Affiliate(s)” shall mean, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person, and with respect to a natural Person, means any immediate family of such specified natural Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Closing” means the closing of the Transaction.

“Closing Date” means the date on which the Closing takes place. The Closing will be deemed effective at 11:59 p.m. Pacific Time on the Closing Date.

“Closing Date Balance Sheet” means an unaudited balance sheet of the Company as at the Closing Date.

“Closure” means a written determination by the applicable Governmental Authority that no further action is required at the Real Property to address the Environmental Proceedings, including, but not limited to, any type of post-remedial monitoring and/or subsequent remedial activity. Closure will be evidenced by receipt of a “no further action” letter from the applicable Governmental Authority, as well as documented proof from Seller’s environmental consultants that any post-remedial monitoring requirement (if any) or subsequent remedial action (if any) has been met to the satisfaction of the applicable Governmental Authority, which will be evidenced in writing

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement.

“Company” means PECO, Inc. an Oregon corporation.

“Company’s Closing Working Capital” means the Company’s Working Capital as at the Closing Date, excluding the unpaid Indebtedness and unpaid Sellers Transaction Expenses that were either deducted from the Purchase Price or paid with proceeds of the Purchase Price at Closing.

“Company’s Working Capital” means the current assets (excluding cash and cash equivalents) of the Company less the current liabilities of the Company

“Contract(s)” means the contracts, agreements, purchase orders and commitments, whether written or oral, which are currently in effect and to which the Company is a party or by which it or its assets or properties are bound, including, without limitation, contracts, agreements, purchase orders and commitments:

(i) which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company;

(ii) relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for Inventory, materials or supplies in the Ordinary Course of Business) with respect to the Company in excess of $100,000 individually, or $500,000 in the aggregate;

(iii) involving a loan (other than accounts receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment allowances to the employees of the Company extended in the Ordinary Course of Business), or investment in, any Person or relating to the making of any such loan, advance or investment;

(iv) involving Indebtedness;

(v) granting or evidencing a Lien on any properties or assets of the Company;

(vi) providing for any management, consulting, or any other similar service;

(vii) limiting the ability of the Company to engage in any line of business or to compete with any Person;

(viii) (including letters of intent) involving the future disposition or acquisition of assets or properties other than in the Ordinary Course of Business, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(ix) involving any joint venture, partnership, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangements;

(x) involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xi) involving a confidentiality, standstill or similar arrangement;

(xii) involving leases or subleases of personal property to which the Company is a party (as lessee or lessor) and involving an annual base rental payment in excess of $100,000;

(xiii) involving the annual payment or receipt by the Company of $100,000 or more which are not cancelable by the Company without penalty on thirty (30) days’ or less notice;

(xiv) containing a “most favored nation” clause or similar provision; and

(xvi) granting a general power of attorney or other similar grant of agency.

“Customer Advances” means each loan, advance, deposit or other amount received by the Company from a customer in advance of performance by the Company under its contract with such customer, but only to the extent such loan, advance, deposit or other amount, as a percentage of the total payments due under the applicable contract or purchase order with such customer, exceeds the percentage of completion under such contract or purchase order. Customer Advances shall not include any payment or deposit for tooling that will be paid to a third party vendor that will supply such tooling. For avoidance of doubt, any payment or deposit for tooling described herein will not be distributed to the Sellers as of the Closing Date, nor will such amounts be paid by the Sellers as Indebtedness.

“Employee Plan” means any “employee benefit plan” as defined under Section 3(3) of ERISA whether or not subject to ERISA, and all other bonus, stock option, restricted stock grant, stock purchase, other stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, retention, change in control and deferred compensation plans, policies, programs, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into or made by the Company with or for the benefit of, or relating to, any current or former Employee, director or other independent contractor of, or consultant to, the Company and with respect to which the Company has or will have any direct or indirect liability:

(a) to which the Company or any ERISA Affiliate has contributed during the 6-year period before the date of this Agreement;

(b) to which the Company or any ERISA Affiliate has been a party during the 6-year period before the date of this Agreement;

(c) under which the Company or any ERISA Affiliate may have had any liability or obligation during the 6-year period before the date of this Agreement; or

(d) that provided benefits or described policies applicable to any director, employee, or independent contractor of the Company or any ERISA Affiliate during the 6-year period before the date of this Agreement.

“Environmental Claim” means administrative, regulatory or judicial action, suits, demands, demand letters, claims, Liens, fines, penalties, settlements, notices of non-compliance or violation (whether written or oral), investigations, orders or agreements, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) any Environmental Law or any term or condition of any Permit issued under any Environmental Law; or (ii) the presence, Release of, or exposure to, any Hazardous Substance.

“Environmental Escrow Agreement” means the Environmental Escrow Agreement among Buyer, Sellers and Escrow Agent.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Policies” means as defined in Section 11.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder. Section references to ERISA are to the Code as in effect at the date of this Agreement.

“ERISA Affiliate” means any Person that during the 6-year period before the date of this Agreement:

(a) has been under “common control” with the Company under Section 4001(a)(14) of ERISA or Section 4001(b) of ERISA; or

(b) has been treated as a single employer with the Company under Section 414 of the Code.

“Escrow Agent” means Union Bank, N.A., including its successors and assigns.

“Escrow Agreement” means the Escrow Agreement among Buyer, Sellers and Escrow Agent.

“Financial Statements” as defined in Section 4.7.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any agreement, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means:

(l) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws (including, but not limited to, “contaminant,” “dangerous goods,” “pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants); and

(m) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and the pronouncements of the Financial Accounting Standards Board, which are in effect from time to time, consistently applied.

“Holdback Amount Release Date” means the date that is eighteen (18) months after the Closing Date.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, (i) any obligations of the Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs) or indebtedness of the Company issued or incurred in substitution or exchange for obligations for borrowed money, (ii) Customer Advances, (iii) amounts owing by the Company as deferred purchase price for property or services (other than trade payables incurred in the Ordinary Course of Business), (iv) any obligations of the Company evidenced by any note, bond, debenture or other debt security, (v) any obligations of a Person other than the Company secured by a Lien against (A) the capital stock or other equity interests of the Company or (B) any right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or in which the Company has any interest, (vi) any obligations of the Company under any capital leases, (vii) any obligations of the Company which would become due and owing under any employment, severance, bonus, commission or similar agreement upon the execution of this Agreement or the consummation of the transactions contemplated hereby including, without limitation, amounts owed by the Company to Stephen Scheidler under the Scheidler Employment Agreement and to Merrick Smith, and David Freund under their respective agreements with the Company and (viii) all obligations of the types described in clauses (i) through (vii) above of any Person other than the Company, the payment of which is guaranteed, directly or indirectly, by the Company. Indebtedness will not, however, include accounts payable incurred in the Ordinary Course of Business or the endorsement of negotiable instruments for collection in the Ordinary Course of Business.

“Indemnified Person” means a Person entitled to indemnity from an Indemnifying Party under Section 14.

“Indemnifying Party” means a party obligated to indemnify an Indemnified Person under Section 14.

“Independent Accountant” means as defined in Section 3.4(c)(1).

“Intellectual Property” means all intellectual property used by the Company including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names (including the name “Peco”), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives) other than generally available commercial off-the-shelf computer software subject to shrinkwrap or clickwrap licenses and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Initial Balance Sheet” means the balance sheet of the Company dated as at December 31, 2012.

“Interim Balance Sheet” means the balance sheet of the Company dated as at February 28, 2013.

“Knowledge” means:

(a) with respect to Sellers, the actual knowledge of each Seller, Stephen Scheidler, Merrick Smith, and David Freund after due inquiry; and

(b) with respect to Buyer, the actual knowledge of its officers after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means the real property and improvements thereon leased by the Company pursuant to the Leases.

“Liens” means liens, security interests, pledges, mortgages, charges, indentures, deeds of trust or similar encumbrances.

“Losses” means losses, claims, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, assessments, deficiencies, costs or expenses of whatever kind, including reasonable professional and attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

“Permit” means all permits, licenses, franchises, approvals, authorizations, and consents obtained from any Governmental Authority in connection with the operation of the Company’s assets and business and necessary to conduct the business as presently conducted.

“Permitted Closing Encumbrance” means:

(a) any Liens arising by operation of law for Taxes, assessments, or government charges not yet due;

(b) any statutory Liens for services or materials arising in the ordinary course of the Company’s business for which payment is not yet due; and

(c) any nonconsensual Liens incurred in the ordinary course of the Company’s business for workers’ compensation and unemployment insurance and other types of social security.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Environmental Liabilities” means any Losses from Environmental Claims arising out of or resulting from the conduct of the business of the Company or the operation, use or condition of the Leased Real Property on or prior to the Closing Date.

“Pre-Closing Indemnification Liabilities” means any Losses arising out of or resulting from the Company’s obligations under (i) the Omnex Control Systems, ULC Stock Purchase Agreement, dated December 24, 2007, by and among Cooper Industries (Electrical), Inc. and Peco, Inc. and Peco Omnex Co. and (ii) the Sure Power, Inc. Stock Purchase Agreement, dated December 24, 2007, by and among Cooper US, Inc. and the Sellers listed on the signature page thereof.

“Proceeding” means any claim, demand, action, suit, litigation, dispute, audit or Order by any Governmental Authority, order, writ, injunction, judgment, decree, arbitration, mediation or other proceeding, whether civil, criminal, administrative or investigative.

“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Rights” means preemptive rights, warrants, options, restricted stock, performance units, convertible securities and other similar arrangements or commitments which obligate the Company to issue or dispose of any of its capital stock or other securities or to pay cash therefor.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Scheidler Employment Agreement” means the Employment Agreement, effective as of April 6, 2011 between the Company and Stephen M. Scheidler.

“Sellers’ Pro Rata Percentage” means the pro rata ownership percentages set forth on Appendix B.

“Sellers’ Representative” means as defined in Section 19.19.

“Sellers Transaction Expenses” means all fees, costs and expenses paid or incurred by the Sellers and/or the Company in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of attorneys, accountants, consultants and financial advisers.

“Shares” means all of the issued and outstanding shares of the Company.

“Straddle Period” means as defined in Section 13.4.

“Tangible Personal Property” means all of the tangible personal property (other than Inventory) owned or leased by the Company or in which the Company has any interest, including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, tooling, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

“Target Working Capital” shall mean US$16,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition to such items, whether disputed or not.

“Transaction” means the purchase and sale of the Shares provided for in this Agreement.

“Transaction Documents” means this Agreement and all other documents delivered in connection with the consummation of the transactions contemplated by this Agreement.

“Working Capital Adjustment Amount” means the difference between the Company’s Closing Working Capital and the Company’s Initial Working Capital.

APPENDIX B TO STOCK PURCHASE AGREEMENT

Stock Ownership Of Peco, Inc.

As of February 22, 2013

SUMMARY

Certificate Number	Shareholders of Record	Quantity Shares	Pro Rata Percentage
26 & 43	Steven M. and Sally Jane Michaelis 5615 S.E. Scenic Lane, Unit #301 Vancouver, WA 98661 stevemic@hotmail.com	100,000	17.8%

34, 45 & 67	Sally Jane Michaelis 5615 S.E. Scenic Lane, Unit #301 Vancouver, WA 98661 stevemic@hotmail.com	11,000	2.0%

37, 44 & 66	Steven M. Michaelis 5615 S.E. Scenic Lane, Unit #301 Vancouver, WA 98661 stevemic@hotmail.com	127,190	22.7%

68	Scott M. Michaelis 2015 S.E. Columbia River Drive, Unit #430 Vancouver, WA 98661 sm350@hotmail.com	5,000	.9%

Certificate Number	Shareholders of Record	Quantity Shares	Pro Rata Percentage
75	Sarah Jane Levy 2598 Crestview Dr. West Linn, OR 97068 sarahj.levy@gmail.com	5,000	.9%

82	Scott A. Smith, Trustee, or successors in trust, under the Scott A. Smith Trust Agreement 1221 S.E. Ellsworth Road, Apt. 29C Vancouver, WA 98664 scott.smith.1254@gmail.com	65,000	11.6%

51	James M. Stocks 5615 SE Scenic Lane, #200 Vancouver, WA 98661-0526 jims@symlic.com	124,095	22.1%

81	Joseph C. Kempe, Trustee of the Margaret C. Taylor Investment Trust u/t/d June 4, 2010 Joseph C. Kempe 941 North Highway A1A Jupiter, FL 33477 (561) 747-7300 joekempe@jckempe.com	62,047	11.05%

Certificate Number	Shareholders of Record	Quantity Shares	Pro Rata Percentage
80	Joseph C. Kempe, Trustee of the Herbert J. Taylor Investment Trust u/t/d June 4, 2010 Joseph C. Kempe 941 North Highway A1A Jupiter, FL 33477 (561) 747-7300 joekempe@jckempe.com	62,048	11.05%

TOTAL ISSUED AND OUTSTANDING SHARES			561,380

Total Authorized Shares			1,000,000.00

APPENDIX C TO STOCK PURCHASE AGREEMENT

Tax Timetable for 338(h)(10) Election**

Closing of sale of shares of the Company to the Buyer.

September 1, 2013	Delivery to Sellers’ Representative, of the following: (1) valuation reports arranged by the Buyer of assets of the Company and (2) proposed allocation of purchase price to such assets of the Company.

October 23, 2013	Delivery to the Buyer by Sellers’ Representative, on behalf of Sellers, of information and calculations of the amount of the Final Tax Indemnification Payments payable to the Sellers if a Section 338(h)(10) Election is made (and the additional bonus payments payable to Steve Scheidler if a 338(h)(10) Election is made).

November 30, 2013	Buyer’s ability to revoke its agreement to make a Section 338(h)(10) Election agreement will lapse. If the Buyer has not revoked its agreement to make Section 338(h)(10) Elections, then cooperation between tax advisors to the Sellers, and the Buyer regarding finalization of the Final Tax Indemnification Payment amounts.

December 15, 2013	If the Buyer has not revoked its agreement to make a Section 338(h)(10) Election, then: (1) payment of the Tax Indemnification Payment amounts by the Buyer to the Sellers; and (2) execution of Section 338(h)(10) Election documents by the Buyer and the Sellers.

Date TBD	Filing of Section 338(h)(10) Election.

**	Capitalized terms used in this Tax Timetable have their respective meanings set forth in the Stock Purchase Agreement to which this Annex is attached.